Filed Pursuant to Rule 424(b)(5)
File No. 333-219926

EXPLANATORY NOTE

This filing is being made solely to correct the Registration Statement number under which it is filed (File No. 333-219926). No changes have been made to the text of the document.

The information in this preliminary prospectus supplement and the accompanying prospectus is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 27, 2017

PRELIMINARY PROSPECTUS SUPPLEMENT

(To prospectus dated August 17, 2017)

$

    % Senior Notes due October 2047

The Company: We are a financial holding company that conducts its banking, securities and financial services business through several wholly owned subsidiaries. Our broker-dealer affiliates provide securities brokerage, investment banking, trading, investment advisory and related financial services to individual investors, professional money managers, businesses and municipalities.

The Offering: We are offering $        principal amount of     % Senior Notes due 2047 (the “notes”). Interest on the notes will accrue from October     , 2017 and will be paid quarterly in arrears on January 15, April 15, July 15 and October 15 of each year, commencing on January 15, 2018. The notes will mature on October 15, 2047. We may redeem the notes in whole or in part on or after October 15, 2022 at our option at a redemption price equal to $25 per note, plus accrued and unpaid interest to the date of redemption, as described under “Description of Notes—Optional Redemption.” The notes will be issued in denominations of $25 and in integral multiples thereof.

The notes will be our general unsecured senior obligations, will rank equally with all of our existing and future senior unsecured indebtedness and will be senior to any other indebtedness expressly made subordinate to the notes. The notes will be effectively junior to all of our existing and future secured indebtedness (to the extent of the value of the assets securing such indebtedness) and structurally subordinated to all existing and future liabilities of our subsidiaries, including trade payables.

Investing in our notes involves risks that are described in the “Risk Factors” section beginning on page S-6 of this prospectus supplement, and the documents incorporated by reference herein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

We intend to apply to list the notes on the New York Stock Exchange (“NYSE”) and expect trading in the notes to begin within 30 days of October     , 2017, the original issue date.

	Per Note	Total
Public offering price(1)	$	$
Underwriting discount	$	$
Proceeds, before expenses, to us(1)	$	$

(1)	Plus accrued interest from October , 2017, if settlement occurs after that date.

The underwriters may also purchase up to an additional $        principal amount of notes from us at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus supplement, to cover overallotments, if any. If the underwriters exercise this option in full, the total underwriting discount will be $        , and our total proceeds, before expenses, will be $        .

The underwriters expect to deliver the notes to purchasers in book-entry only form through the facilities of The Depository Trust Company for the accounts of its participants, including Euroclear Bank S.A./N.V., as operator of the Euroclear System, and Clearstream Banking, société anonyme, on or about October     , 2017.

Joint Book-Running Managers

Keefe, Bruyette & Woods	BofA Merrill Lynch	Morgan Stanley

                                    A Stifel Company

The date of this prospectus supplement is September     , 2017.

Prospectus Supplement

Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT

You should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer and sale is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

S-i

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this notes offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus. The second part, the accompanying prospectus, provides more general information. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. To the extent there is a conflict between the information contained in this prospectus supplement and the information contained in the accompanying prospectus or any document incorporated by reference therein filed prior to the date of this prospectus supplement, you should rely on the information in this prospectus supplement. If any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in the accompanying prospectus—the statement in the document having the later date modifies or supersedes the earlier statement.

Unless we indicate otherwise, the words “we,” “our,” “us” and “Company” refer to Stifel Financial Corp. (“Stifel”), and its wholly-owned subsidiaries, including Stifel, Nicolaus & Company, Incorporated (“Stifel Nicolaus”) and Stifel Bank & Trust (“Stifel Bank”).

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein and therein and other statements that we may make, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to our future financial or business performance, strategies or expectations. You can identify these statements from our use of the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect” and similar expressions. These forward-looking statements cover, among other things, statements made about general economic, political, regulatory, and market conditions, the investment banking and brokerage industries, our objectives and results, and also may include our belief regarding the effect of various legal proceedings, management expectations, our liquidity and funding sources, counterparty credit risk, or other similar matters. All statements in this prospectus supplement, the accompanying prospectus and the information incorporated by reference herein and therein not dealing with historical results are forward-looking and are based on various assumptions. The forward-looking statements in this prospectus supplement, the accompanying prospectus and the information incorporated by reference herein and therein are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by the statements. In addition, our past results of operations do not necessarily indicate our future results. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include:

•	the ability to successfully integrate acquired companies or branch offices and financial advisors;

•	a material adverse change in our financial condition;

•	the risk of borrower, depositor and other customer attrition;

•	a change in general business and economic conditions;

•	changes in the interest rate environment, deposit flows, loan demand, real estate values and competition;

•	changes in accounting principles, policies or guidelines;

•	changes in legislation and regulation;

•	other economic, competitive, governmental, regulatory, geopolitical and technological factors affecting our operations, pricing and services; and

•	the risks and other factors set forth in “Risk Factors” beginning on page S-6 of this prospectus supplement.

S-ii

Forward-looking statements speak only as to the date they are made. We do not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. We disclaim any intent or obligation to update these forward-looking statements except as required by law. You should also carefully review the risk factors and cautionary statements described in the other documents we file from time to time with the Securities and Exchange Commission (the “SEC”) specifically our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K.

S-iii

SUMMARY

The following information about this offering summarizes, and should be read in conjunction with, the information contained in this prospectus supplement and in the accompanying prospectus, and the documents incorporated herein and therein by reference.

About Stifel Financial Corp.

Stifel Financial Corp. is a Delaware corporation and a financial holding company headquartered in St. Louis, Missouri. Our principal subsidiary is Stifel, Nicolaus & Company, Incorporated, a full-service retail and institutional wealth management and investment banking firm (“Stifel Nicolaus”). Our other subsidiaries include: Century Securities Associates, Inc., an independent contractor broker-dealer firm; Keefe, Bruyette & Woods, Inc. (“KBW”), Miller Buckfire & Co. LLC and Sterne Agee Group, Inc. (“Sterne Agee Group”), our broker-dealer firms; Stifel Nicolaus Europe Limited, our European subsidiary; Stifel Bank & Trust, our retail and commercial bank subsidiary (“Stifel Bank”); 1919 Investment Counsel & Trust Company, National Association and Stifel Trust Company Delaware, N.A., our trust companies; and 1919 Investment Counsel, LLC and Ziegler Capital Management, LLC, our asset management firms.

With a 126-year operating history, we have built a diversified business serving private clients, institutional investors, and investment banking clients located across the country. Our principal activities are:

•	Private client services, including securities transaction and financial planning services;

•	Institutional equity and fixed income sales, trading and research, and municipal finance;

•	Investment banking services, including mergers and acquisitions, public offerings, and private placements; and

•	Retail and commercial banking, including personal and commercial lending programs.

Our core philosophy is based upon a tradition of trust, understanding, and studied advice. We attract and retain experienced professionals by fostering a culture of entrepreneurial, long-term thinking. We provide our private, institutional, and corporate clients quality, personalized service, with the theory that if we place clients’ needs first, both our clients and our company will prosper. Our unwavering client and employee focus have earned us a reputation as one of the nation’s leading wealth management and investment banking firms.

We have grown our business both organically and through opportunistic acquisitions, including our acquisition of the capital markets business of Legg Mason from Citigroup in 2005; our acquisitions of Ryan Beck & Co., Inc. in February 2007 and FirstService Bank in April 2007; our acquisition of ButlerWick & Co., Inc. in 2008; our acquisition of 56 branches from the UBS Wealth Management Americas branch network in 2009; our acquisition of Thomas Weisel Partners Group, Inc. in July 2010; our acquisition of Stone & Youngberg in October 2011; our merger with KBW in February 2013; our acquisition of the U.S. institutional fixed income sales and trading business and the hiring of the European institutional fixed income sales and trading team from Knight Capital Group, Inc. in July 2013; our acquisition of Acacia Federal Savings Bank in October 2013; our acquisition of Ziegler Lotsoff Capital Management, LLC in November 2013; our acquisition of De La Rosa & Co. in April 2014; our acquisition of Oriel Securities in July 2014; our acquisition of Legg Mason Investment Counsel & Trust Co., N.A. in November 2014; our acquisition of Merchant Capital, LLC in December 2014; our acquisition of Sterne Agee Group, Inc. in June 2015; our acquisition of Barclays Wealth and Investment Management in December 2015; our acquisition of Eaton Partners, LLC in January 2016; our acquisition of ISM Capital LLP in May 2016; and our acquisition of City Financial Corporation in January 2017. Throughout the course of these integrations, our highly variable cost structure has enabled us to achieve consistent core earnings profitability while growing net revenue for 21 consecutive years.

We primarily operate our business through three segments, Global Wealth Management, Institutional Group and Other. Our Global Wealth Management segment consists of two businesses, the Private Client Group and Stifel Bank. The Private Client Group includes branch offices and independent contractor offices of our broker-dealer subsidiaries located throughout the United States. These branches provide securities brokerage services, including the sale of equities, mutual funds, fixed income products, and insurance, as well as offering banking products to their private clients through Stifel Bank, which provides residential, consumer, and commercial lending, as well as FDIC-insured deposit accounts to customers of our broker-dealer subsidiaries and to the general public.

Our Institutional Group segment includes institutional sales and trading. It provides securities brokerage, trading, and research services to institutions, with an emphasis on the sale of equity and fixed income products. This segment also includes the management of and participation in underwritings for both corporate and public finance (exclusive of sales credits generated through the private client group, which are included in the Global Wealth Management segment), merger and acquisition, and financial advisory services.

Our Other segment includes interest income from stock borrow activities, unallocated interest expense, interest income and gains and losses from investments held, compensation expense associated with the expensing of restricted stock awards with no continuing service requirements as a result of acquisitions completed during 2016, amortization of stock-based awards for certain administrative employees, and all unallocated overhead cost associated with the execution of orders; processing of securities transactions; custody of client securities; receipt, identification, and delivery of funds and securities; compliance with regulatory and legal requirements; internal financial accounting and controls; and general administration and acquisition charges.

For the year ended December 31, 2016, Global Wealth Management net revenues increased 13.5% to $1.6 billion from $1.4 billion in 2015. For the six months ended June 30, 2017, Global Wealth Management net revenues increased 16.8% to $894.7 million from $765.8 million for the comparable period in 2016. For the year ended December 31, 2016, Institutional Group net revenues increased 4.0% to $1.0 billion from $975.6 million in 2015. For the six months ended June 30, 2017, Institutional Group net revenues increased 2.3% to $513.6 million from $502.2 million for the comparable period in 2016. For the year ended December 31, 2016, Other net revenues increased 90.3% to $(2.1) million from $(21.3) million in 2015. For the six months ended June 30, 2017, Other net revenues decreased 275.6% to $(7.2) million from $4.1 million for the comparable period in 2016.

Through our broker-dealer subsidiaries, we provide securities-related financial services to customers from the United States and Europe. Our customers include individuals, corporations, municipalities, and institutions. We have customers throughout the United States, with a growing presence in the United Kingdom and Europe. No single client accounts for a material percentage of any segment of our business. Our inventory, which we believe is of modest size and intended to turn over quickly, exists to facilitate order flow and support the investment strategies of our clients. The inventory of securities held to facilitate customer trades and our market-making activities is sensitive to market movements. Furthermore, our balance sheet is highly liquid, without material holdings of securities that are difficult to value or remarket. We believe that our broad platform, fee-based revenues, and strong distribution network position us well to take advantage of current trends within the financial services sector.

Recent Developments

The disclosure previously provided in our Quarterly Report on Form 10-Q for the period ended June 30, 2017 related to the Broyles, et al. v. Cantor Fitzgerald & Co. et al. matter is repeated below in its entirety for context and is updated to reflect the settlement agreement entered into on August 17, 2017:

In December 2013, Stone & Youngberg, LLC (“Stone & Youngberg”) was named in an Amended Complaint filed in U.S. District Court for the Middle District of Louisiana alleging fraud on the part of Stone & Youngberg in connection with the 2007 formation of the Collybus CDO, which was manufactured by Cantor Fitzgerald & Co. (“Cantor”) and purchased by Commonwealth Advisors (“CA”) on behalf of several CA funds, as well as in connection with, among other things, Stone & Youngberg’s facilitation of subsequent trades of Collybus CDO securities by CA on behalf of the CA funds during 2007 and 2008. In the Amended Complaint, plaintiffs allege that they lost over $200 million during the financial crisis through mismanagement of the CA funds.

In addition to the claims asserted against Stone & Youngberg, the Amended Complaint seeks to hold our company and Stifel Nicolaus liable for Stone & Youngberg’s alleged wrongdoing under theories of successor and alter ego liability, arising out of our company’s purchase of the membership interests of Stone & Youngberg in 2011 and the subsequent operation of that business.

The original Complaint named Cantor, CA, and CA’s CEO, Walter Morales. The CA funds filed a Chapter 11 bankruptcy petition which stayed the original lawsuit until the reorganization plan was entered by the court in the fall of 2013. Shortly thereafter, the CA funds filed their first Amended Complaint, which is the first complaint that asserted claims against Stone & Youngberg, our company or Stifel Nicolaus. The action is now proceeding under a Fourth Amended Complaint. On September 29, 2016, the court postponed the trial for an extended, but undefined, period to consider various motions and other matters that will impact, among other things, the ultimate trial date and the issues to be tried.

In a related action, approximately one dozen individual investors brought a direct action against our company and other defendants, seeking recessionary damages of approximately $90 million. The court ruled that the individual plaintiffs had no standing to pursue these claims because the CA funds are separately pursuing claims. The individual plaintiffs have appealed this decision to the Fifth Circuit. On August 17, 2017, the individual plaintiffs, Stone & Youngberg, our company and Stifel Nicolaus entered into a settlement agreement that finally resolves and settles any claims among the individual plaintiffs and the various defendants, including by terminating the appeal of the direct action and by requiring the conveyance of the individual plaintiffs’ interests in the plaintiff CA Funds to Stifel Nicolaus. The settlement is subject to court approval.

While there can be no assurance of success, Stone & Youngberg intends to vigorously defend the claims against it, and our company and Stifel Nicolaus intend to vigorously defend the claims seeking to hold us responsible for Stone & Youngberg’s alleged liability.

THE OFFERING

The summary below describes the principal terms of the notes. Some of the terms and conditions described below are subject to important limitations and exceptions. See “Description of Notes” for a more detailed description of the terms and conditions of the notes. All capitalized terms not defined herein have the meanings specified in “Description of Notes.”

Issuer	Stifel Financial Corp., a Delaware corporation.

Notes Offered	$ million aggregate principal amount of % notes due 2047 ($ million aggregate principal amount if the underwriters’ over-allotment option is exercised in full).

Offering Price	% of the principal amount.

Maturity	The notes will mature on October 15, 2047, unless redeemed prior to maturity.

Interest Rate and Payment Dates	We will pay % interest per annum on the principal amount of the notes, payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year, commencing on January 15, 2018, and at maturity.

Priority	The notes will be our general unsecured senior obligations, will rank equally in right of payment with all of our existing and future senior unsecured indebtedness and will be senior to any other indebtedness expressly made subordinate to the notes. The notes will be effectively junior in right of payment to all of our existing and future secured obligations to the extent of the value of the assets securing such indebtedness. The notes will be structurally subordinated to all existing and future indebtedness and liabilities of our subsidiaries.

Optional Redemption	We may redeem the notes, in whole or in part, on or after October 15, 2022 at our option, at any time and from time to time, prior to maturity at a price equal to $25 per note, plus accrued and unpaid interest, if any, to the date of redemption. See “Description of Notes—Optional Redemption” for additional details.

Use of Proceeds	We will use the net proceeds from this offering for general corporate purposes. For additional information, see “Use of Proceeds.”

Further Issuances	We may create and issue further notes ranking equally and ratably with the notes in all respects, so that such further notes shall constitute and form a single series with the notes and shall have the same terms as to status, redemption or otherwise as the notes.

Listing	We intend to apply to list the notes on the NYSE. We expect trading in the notes to begin within 30 days of October , 2017, the original issue date.

Form and Denomination	The notes will be issued in fully registered form in denominations of $25 and integral multiples thereof.

Trustee and Paying Agent	U.S. Bank National Association.

Governing Law	The indenture and the notes will be governed by the laws of the State of New York.

Conflicts of Interest	KBW, our broker-dealer subsidiary, is a member of the Financial Industry Regulatory Authority (“FINRA”) and will participate in the distribution of the notes. Since we own more than 10% of the common equity of KBW, a “conflict of interest” exists for KBW within the meaning of FINRA Rule 5121(f)(5)(B). Additionally, KBW and one or more of its affiliates, as defined in FINRA Rule 5121, will have a conflict of interest as defined in Rule 5121(f)(5)(c)(ii) due to the receipt of more than 5% of the net offering proceeds. Accordingly, this offering will be conducted pursuant to Rule 5121. In accordance with that rule, no “qualified independent underwriter” is required because the securities offered are investment grade rated or are securities in the same series that have equal rights and obligations as investment grade rated securities. To comply with Rule 5121, KBW will not confirm sales of the securities to any account over which KBW exercises discretionary authority without the prior written approval of the customer. See “Underwriting (Conflicts of Interest)—Conflicts of Interest.”

RISK FACTORS

Before you invest in our notes, you should know that making such an investment involves significant risks, including the risks described below. You should carefully consider the following information about these risks, together with the other information contained in this prospectus and the information incorporated by reference, including risk factors contained in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2016, before purchasing the notes offered pursuant to this prospectus supplement. The risks that we have highlighted here are not the only ones that we face. For example, additional risks presently unknown to us or that we currently consider immaterial or unlikely to occur could also impair our operations. If any of the risks actually occurs, our business, financial condition or results of operations could be negatively affected.

Risks Relating to This Offering

Our leverage may harm our financial condition and results of operations.

As of June 30, 2017, our total long-term debt was approximately $867.5 million. As of June 30, 2017, we had approximately $105.0 million of consolidated secured, short-term indebtedness, all of which is held by Stifel Nicolaus.

Our level of indebtedness could have important consequences to you, because:

•	it could affect our ability to satisfy our financial obligations, including those relating to the notes;

•	a substantial portion of our cash flows from operations will have to be dedicated to interest and principal payments and may not be available for operations, working capital, capital expenditures, expansion, acquisitions or general corporate or other purposes;

•	it may impair our ability to obtain additional financing in the future;

•	it may limit our ability to refinance all or a portion of our indebtedness on or before maturity;

•	it may limit our flexibility in planning for, or reacting to, changes in our business and industry; and

•	it may make us more vulnerable to downturns in our business, our industry or the economy in general.

Our operations may not generate sufficient cash to enable us to service our debt. If we fail to make a payment on the notes, we could be in default on the notes, and this default could cause us to be in default on our other outstanding indebtedness. Conversely, a default on our other outstanding indebtedness may cause a default under the notes. In addition, we may incur additional indebtedness in the future, and, as a result, the related risks that we now face, including those described above, could intensify. The indenture for the notes will not restrict our ability to incur additional indebtedness.

The notes are our obligations and not obligations of our subsidiaries and will be structurally subordinated to the claims of our subsidiaries’ creditors.

The notes are exclusively our obligations and not those of our subsidiaries. We are a holding company and, accordingly, substantially all of our operations are conducted through our subsidiaries. As a result, our cash flow and our ability to service our debt, including the notes, depend upon the earnings of our subsidiaries. In addition, we depend on the distribution of earnings, loans or other payments by our subsidiaries to us. Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation to pay any amounts due on the notes or to provide us with funds to pay our obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us would be subject to regulatory or contractual restrictions. Payments to us by our subsidiaries also will be contingent upon our subsidiaries’ earnings and business considerations.

Our right to receive any assets of any of our subsidiaries upon their liquidation or reorganization, and, therefore, the right of the holders of the notes to participate in those assets, will be structurally subordinated to the claims of those subsidiaries’ creditors, including senior and subordinated debtholders and general trade creditors. As of June 30, 2017, we had approximately $105.0 million of consolidated secured, short-term indebtedness, all of which was issued by Stifel Nicolaus. In the event of any distribution of assets of Stifel Bank, the claims of depositors and other general or subordinated creditors would be entitled to priority over the claims of holders of the notes. In addition, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of those subsidiaries and any indebtedness of those subsidiaries senior to that held by us.

We have made only limited covenants in the indenture governing the notes, and these limited covenants may not protect your investment.

The indenture governing the notes does not:

•	require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flows or liquidity and, accordingly, does not protect holders of the notes in the event that we experience significant adverse changes in our financial condition or results of operations;

•	limit our subsidiaries’ ability to incur indebtedness which would effectively rank senior to the notes;

•	limit our ability to incur secured indebtedness or indebtedness that is equal in right of payment to the notes;

•	restrict our subsidiaries’ ability to issue securities that would be senior to the common stock of our subsidiaries held by us;

•	restrict our ability to repurchase our securities;

•	restrict our ability to pledge our assets or those of our subsidiaries; or

•	restrict our ability to make investments or to pay dividends or make other payments in respect of our common stock or other securities ranking junior to the notes.

Furthermore, the indenture for the notes contains only limited protections in the event of a change in control and does not require us to repurchase the notes upon a change of control. We could engage in many types of transactions, such as acquisitions, refinancings or recapitalizations, that could substantially affect our capital structure and the value of the notes. For these reasons, you should not consider the covenants in the indenture or the repurchase features of the notes as a significant factor in evaluating whether to invest in the notes.

We may redeem the notes before maturity, and you may be unable to reinvest the proceeds at the same or a higher rate of return.

We may redeem all or a portion of the notes at any time after October 15, 2022. The redemption price will equal the principal amount being redeemed, plus accrued and unpaid interest, if any, to the redemption date. See “Description of the Notes—Optional Redemption.” If a redemption does occur, you may be unable to reinvest the money you receive in the redemption at a rate that is equal to or higher than the rate of return on the notes.

If an active trading market does not develop for the notes, you may be unable to sell your notes or to sell your notes at a price that you deem sufficient.

The notes are a new issue of securities for which there is currently no public market. Although we intend to apply to list the notes on the NYSE, we cannot assure you that the notes will be approved for listing. The notes have not been approved for listing as of the date of this prospectus supplement. We have been informed by the underwriters that they intend, but are not obligated, to make a market for the notes should the notes not be approved for listing. If such a market were to develop, on the NYSE or otherwise, the notes could trade at prices which may be higher or lower than the initial offering price depending on many factors independent of our creditworthiness, including, among other things:

•	the time remaining to the maturity of the notes;

•	their subordination to the existing and future liabilities of our company and our subsidiaries;

•	the outstanding principal amount of the notes; and

•	the level, direction and volatility of market interest rates generally.

The liquidity of the trading market and future trading prices of the notes will depend on many factors, including, among other things, prevailing interest rates, our operating results, financial performance and prospects, the market for similar securities and the overall securities market, and may be adversely affected by unfavorable changes in these factors.

An adverse rating of the notes may cause their trading price to fall.

We expect that the notes will be rated, and a rating agency may assign a rating to the notes that is lower than the ratings assigned to our other debt. A rating agency may also lower ratings on the notes in the future. If a rating agency assigns a lower-than-expected rating or reduces, or indicates that it may reduce, its ratings in the future, the trading price of the notes could significantly decline.

Our credit rating may not reflect all risks of an investment in the notes and there is no protection in the indenture for holders of the notes in the event of a ratings downgrade.

Our credit rating is an assessment by a rating agency of our ability to pay our debts when due. Consequently, real or anticipated changes in our credit rating will generally affect the market value of the notes. The credit rating may not reflect the potential impact of risks relating to structure or marketing of the notes. A credit rating is not a recommendation to buy, sell or hold any security, and may be revised or withdrawn at any time by the issuing organization in its sole discretion. Neither we nor any underwriter undertakes any obligation to maintain the ratings or to advise holders of notes of any change in ratings. A credit rating by one agency should be evaluated independently of the credit ratings assigned by other agencies.

SELECTED HISTORICAL FINANCIAL INFORMATION

The summary historical financial information is derived from our audited consolidated financial statements as of December 31, 2016 and 2015 and for the years ended December 31, 2016, 2015 and 2014, which are incorporated by reference into this prospectus supplement, and our audited financial statements as of December 31, 2014, 2013 and 2012 and for the years ended December 31, 2013 and 2012, which are not incorporated by reference into this prospectus supplement. The summary historical financial information for the six months ended June 30, 2017 and 2016, and the historical balance sheet data as of June 30, 2017, have been derived from our unaudited condensed consolidated financial statements incorporated by reference into this prospectus supplement and should be read in conjunction with those unaudited consolidated financial statements and notes thereto. In the opinion of management, the interim financial information provided herein reflects all adjustments (consisting of normal and recurring adjustments) necessary for a fair statement of the data for the periods presented. Interim results are not necessarily indicative of the results to be expected for the entire fiscal year.

When you read this historical consolidated financial information, it is important that you also read the historical consolidated financial statements and related notes, as well as the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” each included in our Current Report on Form 8-K filed on August 11, 2017, and the unaudited consolidated financial statements and related notes, as well as the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” each included in our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2017, which are incorporated by reference into this prospectus supplement and the accompanying prospectus. See “Where You Can Find Additional Information.”

	Six Months Ended June 30,		Year Ended December 31,
(In thousands, except per share amounts)	2017	2016	2016	2015	2014	2013	2012
Revenues:
Commissions	$347,538	$380,034	$729,989	$749,536	$674,418	$640,287	$518,803
Principal transactions	212,560	247,374	475,428	389,319	409,823	408,954	380,160
Investment banking	312,113	233,783	513,034	503,052	578,689	457,736	292,686
Asset management and service fees	335,653	289,099	582,789	493,761	386,001	305,639	257,981
Interest	209,904	128,607	294,332	179,101	185,969	142,539	108,705
Other income	15,950	24,595	46,798	62,224	14,785	64,659	69,148

Total revenues	1,433,718	1,303,492	2,642,370	2,376,993	2,249,685	2,019,814	1,627,483
Interest expense	32,540	31,373	66,874	45,399	41,261	46,368	33,370

Net revenues	1,401,178	1,272,119	2,575,496	2,331,594	2,208,424	1,973,446	1,594,113

Non-interest expenses:
Compensation and benefits	890,263	871,136	1,726,016	1,568,862	1,403,932	1,311,386	1,010,140
Occupancy and equipment rental	110,437	116,002	231,324	207,465	169,040	158,268	128,365
Communications and office supplies	68,036	74,086	139,644	130,678	106,926	99,726	79,406
Commissions and floor brokerage	21,955	23,876	44,315	42,518	36,555	37,225	29,610
Other operating expenses	148,270	127,313	291,615	240,504	201,177	181,612	116,845

Total non-interest expenses	1,238,961	1,212,413	2,432,914	2,190,027	1,917,630	1,788,217	1,364,366

Income from continuing operations before income tax expense	162,217	59,706	142,582	141,567	290,794	185,229	229,747
Provision for income taxes	43,894	22,880	61,062	49,231	111,664	12,322	84,451

Income from continuing operations	$118,323	$36,826	$81,520	$92,336	$179,130	$172,907	$145,296

	Six Months Ended June 30,		Year Ended December 31,
(In thousands, except per share amounts)	2017	2016	2016	2015	2014	2013	2012
Discontinued operations:
Loss from discontinued operations, net of tax	—	—	—	—	(3,063)	(10,894)	(6,723)

Net income	$118,323	$36,826	$81,520	$92,336	$176,067	$162,013	$138,573

Preferred dividends	4,688	—	3,906	—	—	—	—

Net income available to common shareholders	$113,635	$36,826	$77,614	$92,336	$176,067	$162,013	$138,573

Earnings per common share:
Basic	$1.66	$0.55	$1.16	$1.35	$2.65	$2.55	$2.59
Diluted	$1.41	$0.48	$1.00	$1.18	$2.31	$2.20	$2.20
Weighted average number of common shares outstanding:
Basic	68,471	67,186	66,871	68,543	66,472	63,568	53,563
Diluted	80,391	76,084	77,563	78,554	76,376	73,504	62,937

	As of June 30,		As of December 31,
(In thousands, except per share amounts)	2017	2016	2016	2015	2014	2013	2012
Financial Condition
Total assets	$19,533,575	$15,385,602	$19,129,356	$13,326,051	$9,518,151	$9,008,870	$6,966,140

Long-term obligations(1)	$867,500	$817,500	$867,500	$832,500	$707,500	$410,631	$471,810

Shareholders’ equity	$2,845,309	$2,490,865	$2,738,408	$2,492,416	$2,322,038	$2,058,849	$1,494,661

(1)	Includes senior notes excluding debt issuance costs (presented net on the consolidated statements of financial condition).

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $            million after discounts, commissions and expenses related to this offering ($            million if the underwriters’ over-allotment option is exercised in full). The net proceeds from this offering will be used for general corporate purposes. Pending such use, the proceeds may be invested temporarily in short-term, interest-bearing, investment-grade securities or similar assets.

RATIO OF EARNINGS TO FIXED CHARGES

AND TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table sets forth our consolidated ratio of earnings to fixed charges and our consolidated ratio of earnings to combined fixed charges and preferred stock dividends for the each of the five prior fiscal years and for the six months ended June 30, 2017 and 2016. The ratios presented below should be read together with the consolidated financial statements and the notes accompanying them and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Quarterly Report on Form 10-Q for the period ended June 30, 2017 and our Current Report on Form 8-K filed on August 11, 2017, incorporated by reference into this prospectus supplement and the accompanying prospectus. For purposes of the computation of the ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preferred dividends, earnings consist of earnings from continuing operations before income taxes plus fixed charges. Fixed charges consist of interest expense plus the interest component of lease rental expense. Preferred stock dividends are the amount of pre-tax earnings that are required to pay the dividends on outstanding preferred securities.

	Year Ended December 31,					Six Months Ended June 30,
	2016(1)	2015(2)	2014(3)	2013	2012	2017(4)	2016(5)
Ratio of earnings to fixed charges	2.38x	2.84x	5.29x	3.59x	5.44x	4.23x	2.23x
Ratio of earnings to combined fixed charges and preferred stock dividends(6)	2.29x	2.84x	5.29x	3.59x	5.44x	3.87x	2.23x

(1)	For the year ended December 31, 2016, we recorded certain merger- and litigation-related after-tax expenses of $108.1 million.
(2)	For the year ended December 31, 2015, we recorded certain merger-related after-tax expenses of $56.9 million.
(3)	For the year ended December 31, 2014, we recorded certain merger-related after-tax expenses of $26.4 million.
(4)	For the six months ended June 30, 2017, we recorded certain merger- and litigation-related after-tax expenses of $17.5 million.
(5)	For the six months ended June 30, 2016, we recorded certain merger-related after-tax expenses of $41.5 million.
(6)	On July 11, 2016, we completed an underwritten registered public offering of $150 million of 6.25% Non-Cumulative Perpetual Preferred Stock. Accordingly, for all periods other than the year ended December 31, 2016 and the six months ended June 30, 2017, the ratio of earnings to combined fixed charges and preference dividends for the periods presented is the same as the ratio of earnings to fixed charges since we had no outstanding preferred stock and, therefore, no dividend requirements in those periods.

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2017:

•	On an actual basis; and

•	On an as adjusted basis to give effect to the notes offered hereby as if the offering occurred on that date.

You should read the data set forth in the table below in conjunction with “Use of Proceeds,” and “Summary Historical Financial Information,” appearing elsewhere in this prospectus supplement, as well as our unaudited financial statements and the accompanying notes and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” each included in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2017 and incorporated in this prospectus supplement and the accompanying prospectus.

	June 30, 2017
	Actual	As Adjusted
(in thousands, except share data)	(Unaudited)
Cash and cash equivalents	$678,054	$

Liabilities:
Payables:
Customers	821,357
Brokers, dealers, and clearing organizations	433.343
Drafts	59.938
Securities sold under agreements to repurchase	243,999
Bank deposits	12,050,474
Financial instruments sold, but not yet purchased, at fair value	705,577
Accrued compensation	244,731
Accounts payable and accrued expenses	370,051
Borrowings	105,000
Federal Home Loan Bank advances	790,000
3.50% senior notes due December 2020	300,000
4.25% senior notes due 2024	500,000
% senior notes due 2047 offered hereby	—
Debenture to Stifel Financial Capital Trusts	67,500

	16,691,970
Shareholders’ Equity:
Preferred stock—$1 par value; authorized 3,000,000 shares	150,000
Common stock—$0.15 par value; authorized 97,000,000 shares	10,454
Additional paid-in-capital	1,784,654
Retained earnings	990,459
Accumulated other comprehensive loss	(25,537)

	2,910,030
Treasury stock, at cost	(64,721)

	2,845,309

Total Liabilities and Shareholders’ Equity	$19,537,279	$

DESCRIPTION OF CERTAIN INDEBTEDNESS AND PREFERRED STOCK

Our short-term financing is generally obtained through short-term bank line financing on an uncommitted, secured basis, securities lending arrangements, advances from the Federal Home Loan Bank, term loans, and committed bank line financing on an unsecured basis. We borrow from various banks on a demand basis with company-owned and customer securities pledged as collateral. The value of customer-owned securities used as collateral is not reflected in the consolidated statements of financial condition.

Uncommitted Lines of Credit

Our uncommitted secured lines of credit at June 30, 2017, totaled $1.0 billion with six banks and are dependent on having appropriate collateral, as determined by the bank agreements, to secure an advance under the line. The availability of our uncommitted lines is subject to approval by the individual banks each time an advance is requested and may be denied. Our peak daily borrowing on our uncommitted secured lines was $444.4 million during the six months ended June 30, 2017. There are no compensating balance requirements under these arrangements. Any borrowings on secured lines of credit are generally utilized to finance certain fixed income securities. At June 30, 2017, the amounts outstanding under our uncommitted secured lines of credit of $105.0 million were collateralized by company-owned securities valued at $242.2 million.

Revolving Credit Facility

Our committed bank line financing at June 30, 2017, consisted of a $200.0 million revolving credit facility. The credit facility expires in March 2020. The applicable interest rate under the revolving credit facility is calculated as a per annum rate equal to LIBOR plus 2.00%, as defined therein.

We can draw upon this line as long as certain restrictive covenants are maintained. Under our amended and restated revolving credit facility, we are required to maintain compliance with a minimum consolidated tangible net worth covenant and a maximum consolidated total capitalization ratio covenant, in each case as defined therein. In addition, Stifel Nicolaus, our principal broker-dealer subsidiary, is required to maintain compliance with a minimum regulatory excess net capital covenant, as defined, and Stifel Bank, our bank subsidiary, is required to maintain its status as well-capitalized, as defined in our revolving credit facility.

Our revolving credit facility contains customary events of default, including, without limitation, payment defaults, breaches of representations and warranties, covenant defaults, cross-defaults to similar obligations, certain events of bankruptcy and insolvency, and judgment defaults. At June 30, 2017, we had no advances drawn under our revolving credit facility and were in compliance with all covenants.

Federal Home Loan Bank Advances and Other Secured Financing

Stifel Bank has borrowing capacity with the Federal Home Loan Bank (“FHLB”) of $3.6 billion at June 30, 2017 and a $25.0 million federal funds agreement, for the purpose of purchasing short-term funds should additional liquidity be needed. At June 30, 2017, outstanding FHLB advances were $790.0 million. Stifel Bank is eligible to participate in the Federal Reserve’s discount window program; however, Stifel Bank does not view borrowings from the Federal Reserve as a primary means of funding. The credit available in this program is subject to periodic review, may be terminated or reduced at the discretion of the Federal Reserve, and is secured by bank-owned securities. Stifel Bank has borrowing capacity of $1.7 billion with the Federal Reserve’s discount window at June 30, 2017. Stifel Bank receives overnight funds from excess cash held in Stifel brokerage accounts, which are deposited into a money market account. These balances totaled $12.1 billion at June 30, 2017.

The Federal Home Loan advances as of June 30, 2017, are floating-rate advances. The weighted average interest rates during the three and six months ended June 30, 2017 on these advances is 1.21% and 1.18%, respectively. The advances are secured by Stifel Bank’s residential mortgage loan portfolio and investment portfolio. The interest rates reset on a daily basis. Stifel Bank has the option to prepay these advances without penalty on the interest reset date.

Other Outstanding Senior Notes

On July 15, 2014, we sold $300.0 million aggregate principal amount of 4.250% senior notes due July 2024 (the “2014 Notes”) in a registered underwritten public offering. Interest on the 2014 Notes is payable semi-annually in arrears on January 18 and July 18 of each year. We may redeem the 2014 Notes in whole or in part, at our option, at a redemption price equal to 100% of their principal amount, plus a “make-whole” premium and accrued and unpaid interest, if any, to the date of redemption. Proceeds from the 2014 Notes issuance of $295.6 million, after discounts, commissions, and expenses, were used for general corporate purposes. In July 2016, we issued an additional $200.0 million in aggregate principal amount of 4.25% senior notes due 2024.

On December 1, 2015, we sold $300.0 million aggregate principal amount of 3.50% senior notes due December 2020 (the “2015 Notes”) in a registered underwritten public offering. Interest on the 2015 Notes is payable semi-annually in arrears on June 1 and December 1 of each year. We may redeem the 2015 Notes in whole or in part, at our option, at a redemption price equal to 100% of their principal amount, plus a “make-whole” premium and accrued and unpaid interest, if any, to the date of redemption. Proceeds from the 2015 Notes issuance of $297.0 million, after discounts, commissions, and expenses, were used for general corporate purposes.

Outstanding Preferred Stock

On July 11, 2016, we completed an underwritten registered public offering of $150 million perpetual 6.25% Non-Cumulative Perpetual Preferred Stock, Series A. Proceeds from the issuance were used for general corporate purposes. Cash dividends on the Series A Preferred Stock are payable, only when, as, and if declared by our board of directors, or a duly authorized committee of the board, out of funds legally available to pay dividends, at an annual rate of 6.25% on the liquidation preference amount of $25,000 per share of Series A Preferred Stock, quarterly in arrears, on March 15, June 15, September 15 and December 15 of each year (each, a “dividend payment date”). Dividends on the Series A Preferred Stock are not cumulative and are not mandatory. In the event dividends are not declared on the Series A Preferred Stock for payment on any divided payment date, then those dividends are not cumulative and cease to accrue and be payable. If we have not declared a dividend before the dividend payment date for any dividend period, we will have no obligation to pay dividends accrued for that dividend period, whether or not dividends on the Series A Preferred Stock are declared for any future dividend period. We may redeem the Series A Preferred Stock in whole or in part, from time to time, on or after July 15, 2021, at a cash redemption price equal to $25,000 per share of Series A Preferred Stock (equivalent to $25 per depositary share) plus any declared and unpaid dividends, and without accumulation of any undeclared dividends, to, but excluding, the redemption date. We may also redeem the Series A Preferred Stock upon certain events involving capital treatment.

DESCRIPTION OF NOTES

We will issue the notes under an indenture dated as of January 23, 2012, between Stifel Financial Corp. and U.S. Bank National Association, as trustee (the “trustee”), as supplemented by the Fifth Supplemental Indenture dated as of October     , 2017 with respect to the notes. We refer to the base indenture, as supplemented by the supplemental indenture, as the “indenture.” The terms of the notes include those expressly set forth in the indenture and those made a part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

The following summary of the terms of the notes and the indenture does not purport to be complete and is subject, and qualified in its entirety by reference, to the detailed provisions of the notes and the indenture, including the definitions of certain terms used in the indenture. You may request a copy of the indenture from us as described under “Where You Can Find More Information” in the accompanying prospectus. Those documents, and not this description, define your legal rights as a holder of the notes. The following description supplements, and supersedes to the extent it is inconsistent with, the statements under “Description of the Securities” in the accompanying prospectus.

For purposes of this description, the terms “Stifel Financial Corp.,” “we,” “us” and “our” refer only to Stifel Financial Corp. and not to any of its subsidiaries, unless we specify otherwise.

General

The notes will be issued in an initial principal amount of $            million ($            million if the underwriters’ over-allotment option is exercised in full). We may, without the consent of holders of the notes, increase the principal amount of the notes by issuing additional senior debt securities in the future on the same terms and conditions, except for any difference in the issue price and interest accrued prior to the issue date of the additional senior debt securities, and with the same CUSIP number as the notes offered hereby, provided that such additional senior debt securities constitute part of the same issue as the notes offered hereby for U.S. federal income tax purposes. The notes offered by this prospectus supplement and any additional senior debt securities would rank equally and ratably and would be treated as a single series of debt securities for all purposes under the indenture.

The notes will be issued only in fully registered, book-entry form, in denominations of $25 and integral multiples thereof, except under the limited circumstances described below under “—Certificated Securities” in this prospectus supplement.

The indenture does not contain any provisions that would necessarily protect holders of notes if we become involved in a highly leveraged transaction, reorganization, merger or other similar transaction that adversely affects us or them.

Optional Redemption

We may, at our option, at any time and from time to time, on or after October 15. 2022, redeem the notes in whole or in part on not less than 30 nor more than 60 days’ prior notice mailed to the holders of the notes. The notes are redeemable at a redemption price equal to $25 per note to be redeemed plus accrued and unpaid interest to the date of redemption.

On and after any redemption date, interest will cease to accrue on the notes called for redemption. Prior to any redemption date, we are required to deposit with a paying agent money sufficient to pay the redemption price of and accrued interest on the notes to be redeemed on such date. If we are redeeming less than all the notes, the trustee under the indenture must select the notes to be redeemed by such method as the trustee deems fair and appropriate in accordance with methods generally used at the time of selection by fiduciaries in similar circumstances.

Listing

We intend to apply to list the notes on the NYSE. We expect trading in the notes to begin within 30 days of October     , 2017, the original issue date.

Interest

Interest on the notes will accrue at the rate of     % per year from and including October     , 2017 or the most recent interest payment date to which interest has been paid or provided for, and will be payable quarterly in arrears on each January 15, April 15, July 15 and October 15 of each year, commencing on January 15, 2018. We will pay interest to those persons who were holders of record of such notes on the first day of the month of each interest payment date: January 1, April 1, July 1 and October 1, the record date preceding each interest payment date. Interest on the notes will be computed on the basis of a 360-day year consisting of twelve 30-day months. We will not provide a sinking fund for the notes.

If any interest payment date or stated maturity date is not a business day, the payment otherwise required to be made on such date will be made on the next business day without any additional payment as a result of such delay. The term “business day” means, with respect to any note, any day, other than a Saturday, Sunday or any other day on which banking institutions in The City of New York are authorized or obligated by law or executive order to close. All payments will be made in U.S. dollars.

Priority

The notes are our general unsecured senior obligations that rank senior in right of payment to our future indebtedness that is expressly subordinated in right of payment to the notes. The notes rank equally with all our other unsecured senior indebtedness. However, the notes are effectively junior to any of our existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness. The notes will also be structurally subordinated to all liabilities, including trade payables and lease obligations of our subsidiaries. Any right by us to receive the assets of any of our subsidiaries upon a liquidation or reorganization of that subsidiary, and the consequent right of the holders of the notes to participate in those assets, will be structurally subordinated to the claims of that subsidiary’s creditors, except to the extent that we are recognized as a creditor of such subsidiary, in which case our claims would still be subordinated to any security interests in the assets of such subsidiary and any indebtedness of such subsidiary that is senior to that held by us.

Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due on the notes or to make any funds available for payment on the notes, whether by dividends, loans or other payments. In addition, the payment of dividends and the making of loans and advances to us by our subsidiaries may be subject to statutory, contractual or other restrictions, may depend on the earnings or financial condition of all of the foregoing and are subject to various business considerations. As a result, we may be unable to gain significant, if any, access to the cash flow or assets of our subsidiaries.

The indenture does not limit the amount of additional indebtedness, including senior or secured indebtedness, which we can create, incur, assume or guarantee, nor does the indenture limit the amount of indebtedness or other liabilities that our subsidiaries can create, incur, assume or guarantee. As of June 30, 2017, we had approximately $867.5 million of total long-term indebtedness. As of June 30, 2017, our subsidiaries had no long-term indebtedness, excluding intercompany indebtedness, and had not guaranteed any other indebtedness. As of June 30, 2017, we had approximately $105.0 million of consolidated secured, short-term indebtedness, all of which is held by Stifel Nicolaus.

Maturity

The notes will mature on October 15, 2047.

Covenants

Under the indenture, we are also required to:

•	pay the principal, interest and any premium on the notes when due and deposit sufficient funds with any paying agent on or before the due date for any principal, interest or any premium;

•	provide the trustee with a copy of the reports we must file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act no later than the time those reports must be filed with the SEC (after giving effect to any grace period provided by Rule 12b-25 under the Exchange Act); provided, that the filing of these reports with the SEC through its EDGAR database within the time periods for filing the same under the Exchange Act (taking into account any applicable grace periods provided thereunder) will satisfy our obligation to furnish those reports to the trustee; and

•	maintain our corporate existence and the corporate, partnership, limited liability company or other existence of each of our significant subsidiaries, subject to certain exceptions.

Merger, Consolidation and Sale of Assets

The indenture generally permits us to consolidate or merge with another entity. The indenture also permits us to sell all or substantially all of our property and assets. If this happens, the remaining or acquiring entity must assume all of our responsibilities and liabilities under the indenture including the payment of all amounts due on the notes and performance of the covenants in the indenture. However, we will only consolidate or merge with or into any other entity or sell all or substantially all of our assets according to the terms and conditions of the indenture. The remaining or acquiring entity will be substituted for us in the indenture with the same effect as if it had been an original party to the indenture. Thereafter, the successor entity may exercise our rights and powers under any indenture, in our name or in its own name. Any act or proceeding required or permitted to be done by our board of directors or any of our officers may be done by the board or officers of the successor entity. When the successor assumes all of our obligations under the indenture, our obligations under the indenture will terminate.

Events of Default, Notice and Waiver

The following are events of default under the indenture for the notes:

•	failure by us to pay the principal of, or premium, if any, on any note when due, whether at maturity, upon redemption or otherwise;

•	failure by us to pay an installment of interest on any note when due, if the failure continues for 30 days after the date when due;

•	failure by us to comply with our obligations under “—Merger, Consolidation and Sale of Assets” above;

•	failure by us to comply with any other term, covenant or agreement contained in the notes or the indenture, if the failure is not cured within 90 days after notice to us by the trustee or to the trustee and us by holders of at least 25% in aggregate principal amount of the notes then outstanding, in accordance with the indenture;

•	a default by us or any of our subsidiaries in the payment when due, after the expiration of any applicable grace period, of principal of, or premium, if any, or interest on, indebtedness for money borrowed in the aggregate principal amount then outstanding of $25 million or more, or acceleration of our or our subsidiaries’ indebtedness for money borrowed in such aggregate principal amount or more so that it becomes due and payable before the date on which it would otherwise have become due and payable, if such default is not cured or waived, or such acceleration is not rescinded, within 30 days after notice to us by the trustee or to us and the trustee by holders of at least 25% in aggregate principal amount of the notes then outstanding, in accordance with the indenture;

•	failure by us or any of our subsidiaries, within 30 days, to pay, bond or otherwise discharge any final, non-appealable judgments or orders for the payment of money the total uninsured amount of which for us or any of our subsidiaries exceeds $25 million, which are not stayed on appeal; and

•	certain events of bankruptcy, insolvency or reorganization with respect to us or any of our subsidiaries that is a “significant subsidiary” (as defined in Regulation S-X under the Exchange Act) or any group of our subsidiaries that in the aggregate would constitute a “significant subsidiary.”

If an event of default, other than an event of default referred to in the last bullet point above with respect to us (but including an event of default referred to in that bullet point solely with respect to a significant subsidiary, or group of subsidiaries that in the aggregate would constitute a significant subsidiary, of ours), has occurred and is continuing, either the trustee, by notice to us, or the holders of at least 25% in aggregate principal amount of the notes then outstanding, by notice to us and the trustee, may declare the principal of, and any accrued and unpaid interest on, all notes to be immediately due and payable. In the case of an event of default referred to in the last bullet point above with respect to us (and not solely with respect to a significant subsidiary, or group of subsidiaries that in the aggregate would constitute a significant subsidiary, of ours), the principal of, and accrued and unpaid interest on, all notes will automatically become immediately due and payable.

Notwithstanding the paragraph above, for the first 365 days immediately following an event of default relating to (i) our failure to file with the trustee pursuant to Section 314(a)(1) of the Trust Indenture Act any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act or (ii) our failure to comply with our reporting obligations to the trustee set forth under the second sub-bullet under the heading “—Covenants” above, the sole remedy for any such event of default shall be the accrual of additional interest on the notes at a rate per year equal to (i) 0.25% of the outstanding principal amount of the notes for the first 180 days following the occurrence of such event of default and (ii) 0.50% of the outstanding principal amount of the notes for the next 180 days after the first 180 days following the occurrence of such event of default, in each case, payable quarterly at the same time and in the same manner as regular interest on the notes. This additional interest will accrue on all outstanding notes from, and including the date on which such event of default first occurs to, and including, the 365th day thereafter (or such earlier date on which such event of default shall have been cured or waived). In addition to the accrual of such additional interest, on and after the 360th day immediately following an event of default relating to such reporting obligations, either the trustee or the holders of not less than 25% in aggregate principal amount of the notes then outstanding may declare the principal amount of the notes and any accrued and unpaid interest through the date of such declaration, to be immediately due and payable.

If any portion of the amount payable on the notes upon acceleration is considered by a court to be unearned interest (through the allocation of a portion of the value of the notes to the embedded warrant or otherwise), the court could disallow recovery of any such portion.

After any acceleration of the notes, the holders of a majority in aggregate principal amount of the notes by written notice to the trustee, may rescind or annul such acceleration in certain circumstances, if:

•	the rescission would not conflict with any order or decree;

•	all events of default, other than the non-payment of accelerated principal or interest, have been cured or waived; and

•	certain amounts due to the trustee are paid.

Except as provided in the indenture, the holders of a majority of the aggregate principal amount of outstanding notes may, by notice to the trustee, waive any past default or event of default and its consequences, other than a default or event of default:

•	in the payment of principal of, or interest or premium, if any, on, any note; or

•	in respect of any provision under the indenture that cannot be modified or amended without the consent of the holders of each outstanding note affected.

We will promptly notify the trustee upon our becoming aware of the occurrence of any default or event of default. In addition, the indenture requires us to furnish to the trustee, on an annual basis, an officer’s certificate stating whether they have actual knowledge of any default or event of default by us in performing any of our obligations under such indenture or the notes and describing any such default or event of default. If a default or event of default has occurred and the trustee has received notice of the default or event of default in accordance with the indenture, the trustee must mail to each registered holder of notes a notice of the default or event of default within 30 days after receipt of the notice. However, the trustee need not mail the notice if the default or event of default:

•	has been cured or waived; or

•	is not in the payment or delivery of any amounts due (including principal or interest) with respect to any note and the trustee in good faith determines that withholding the notice is in the best interests of the holders

Limitation on Suits

The indenture limits the right of holders of the notes to institute legal proceedings. No holder will have the right to bring a claim under the indenture unless:

•	the holder has previously given written notice to the trustee that an event of default with respect to the notes is continuing;

•	the holders of not less than 25% of the aggregate principal amount of the notes shall have made a written request to the trustee to pursue the claim and furnished the trustee, if requested, security or an indemnity reasonably satisfactory to the trustee against any loss, liability or expense;

•	the trustee does not comply within 60 days of receipt of the request and the offer of security or indemnity; and

•	during such 60-day period, no direction inconsistent with a request has been given to the trustee by the holders of a majority of the aggregate principal amount of the notes.

Subject to the indenture, applicable law and the trustee’s rights to indemnification, the holders of a majority in aggregate principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

Legal Defeasance and Covenant Defeasance

We may at any time elect to have all of our obligations discharged with respect to the outstanding notes (“legal defeasance”) except for the rights of holders of outstanding debt securities to receive payments in respect of the principal of, or interest or premium, if any, on, such debt securities when such payments are due from the trust referred to below, and except for certain other obligations of the Company and certain other rights of the trustee under the indenture.

In addition, we may at any time elect to have our obligations released with respect to certain covenants and thereafter any omission to comply with those covenants will not constitute a default or event of default with respect to the debt securities (“covenant defeasance”). In the event covenant defeasance occurs, certain events will no longer constitute an event of default with respect to the debt securities.

In order to exercise either legal defeasance or covenant defeasance, we must irrevocably deposit with the trustee for the benefit of the holders of the notes funds in amounts as will be sufficient to pay the principal of and premium, if any, and interest on the outstanding debt securities of such series on the stated date for payment thereof or on the applicable redemption date, as the case may be. In addition, we must deliver to the trustee certain opinions of counsel and officer’s certificate in connection with such defeasance, and we may not exercise such defeasance if certain defaults or events of default with respect to debt securities of such series have occurred and are continuing on the date of such deposit or if such defeasance would result in a breach or violation of, or constitute a default under, any material agreement or instrument to which we or any of our subsidiaries is a party or by which we or any of our subsidiaries are bound.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect with respect to the notes, when:

either:

•	all the notes that have been authenticated have been delivered to the trustee for cancellation; or

•	all the notes that have not been delivered to the trustee for cancellation:

•	have become due and payable,

•	will become due and payable at their stated maturity within one year, or

•	are to be called for redemption within one year,

and we, in the case of the first, second and third sub-bullets above, have irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders of debt securities of such series, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness (including all principal, premium, if any, and interest) on such notes delivered to the trustee for cancellation (in the case of notes that have become due and payable on or prior to the date of such deposit) or to the stated maturity or redemption date, as the case may be,

•	we have paid or caused to be paid all other sums payable by us under the indenture with respect to the notes; and

•	we have delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or on the redemption date, as the case may be.

Modifications and Amendments

We may amend or supplement the indenture or the notes with the consent of the trustee and holders of at least a majority in aggregate principal amount of the outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes). In addition, subject to certain exceptions, the holders of a majority in aggregate principal amount of the outstanding notes may waive by consent (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes) our compliance with any provision of the indenture or notes. However, without the consent of the holders of each outstanding note affected, no amendment, supplement or waiver may:

•	reduce the percentage of principal amount of outstanding notes whose holders must consent to an amendment, supplemental indenture or waiver;

•	reduce the rate of interest on any note;

•	reduce the principal amount of or the premium, if any, on any note or change the stated maturity of any note;

•	change the place, manner, timing or currency of payment of principal of, or premium, if any, or interest on, any note;

•	make any change in the ranking provisions of the indenture that adversely affects the rights of any holders of the notes;

•	waive a default or event of default in the payment of the principal of or premium, if any, or interest on the notes (except a rescission of acceleration of the notes by the holders of at least a majority in principal amount of the outstanding notes and a waiver of the payment default that resulted from such acceleration);

•	make any change in the provisions of the indenture relating to waivers of past defaults or the rights of holders of notes to receive payments of principal of or premium, if any, or interest on the notes;

•	waive a redemption payment with respect to any note or changes any of the provisions with respect to the redemption of any note;

•	make any change in any amendment and waiver provision; or

•	make any change to the timing of payment of principal or interest on any notes.

We may, with the trustee’s consent, amend or supplement the indenture or the notes without notice to or the consent of any holder of the notes to:

•	cure any ambiguity, defect, mistake or inconsistency;

•	comply with the terms set forth under “—Merger, Consolidation and Sale of Assets,” above;

•	provide for uncertificated notes in addition to or in place of certificated notes;

•	evidence the assumption of our obligations under the indenture and the notes, by a successor thereto in the case of a consolidation or merger or a sale of all or substantially all of our properties or assets;

•	comply with the provisions of any clearing agency, clearing corporation or clearing system, or the requirements of the trustee or the registrar, relating to transfers and exchanges of the notes pursuant to this Indenture;

•	make any change that would provide any additional rights or benefits to the holders of the notes, that would surrender any right, power or option conferred on us by the indenture or that does not adversely affect in any material respect the legal rights of any holder of the notes;

•	comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

•	secure or provide guarantees of our obligations under the notes and the indenture; or

•	evidence and provide for the acceptance of appointment hereunder by a successor trustee with respect to the notes and to add to or change any of the provisions of the indenture as shall be necessary to provide for or facilitate the administration of the trusts thereunder by more than one trustee.

We and the trustee may also enter into a supplemental indenture without the consent of holders of the notes in order to conform the indenture or the notes to the “Description of Notes” contained in this prospectus supplement.

Trustee

The trustee for the notes is U.S. Bank National Association. We have appointed the trustee as the paying agent, and registrar with regard to the notes. The indenture permits the trustee to deal with us and any of our affiliates with the same rights the trustee would have if it were not trustee. However, under the Trust Indenture Act, if the trustee acquires any conflicting interest and there exists a default with respect to the notes, the trustee must eliminate the conflict or resign. The trustee and its affiliates have in the past provided or may from time to time in the future provide banking and other services to us in the ordinary course of their business.

The holders of a majority in aggregate principal amount of the notes then outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, subject to certain exceptions. If an event of default occurs and is continuing, the trustee must exercise its rights and powers under the indenture using the same degree of care and skill as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs. The indenture does not obligate the trustee to exercise any of its rights or powers at the request or demand of the holders, unless the holders have offered to the trustee security or indemnity that is reasonably satisfactory to the trustee against the costs, expenses and liabilities that the trustee may incur to comply with the request or demand.

Denominations, Interest, Registration and Transfer

The notes will be issued in registered form, without interest coupons, in denominations of integral multiples of $25 principal amount, in the form of global securities. We will not impose a service charge in connection with any transfer or exchange of any note. See “—Global Notes; Book-Entry Form” for a description of transfer restrictions that apply to the notes.

Global Notes; Book-Entry Form

Global notes will be deposited with the trustee as custodian for The Depository Trust Company (“DTC”) and registered in the name of DTC or a nominee of DTC.

Beneficial interests in a global note may be held directly through DTC if the holder is a participant in DTC or indirectly through organizations that are participants in DTC.

Except in the limited circumstances described below and in “—Certificated Securities,” holders of notes will not be entitled to receive notes in certificated form. Unless and until it is exchanged in whole or in part for certificated securities, each global note may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC.

We will apply to DTC for acceptance of the global securities in its book-entry settlement system. The custodian and DTC will electronically record the principal amount of notes represented by global securities held within DTC. Beneficial interests in the global securities will be shown on records maintained by DTC and its direct and indirect participants, including Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”), and Clearstream Banking, société anonyme (“Clearstream”). Investors may elect to hold interests in the global notes through either DTC in the U.S. or Clearstream or Euroclear in Europe if they are participants of such systems, or indirectly through organizations which are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries, which in turn will hold such interests in customers’ securities accounts in the depositaries’ names on the books of DTC.

So long as DTC or its nominee is the registered owner or holder of a global note, DTC or such nominee will be considered the sole owner or holder of the notes represented by such global note for all purposes under the indenture and the notes. No owner of a beneficial interest in a global note will be able to transfer such interest except in accordance with DTC’s applicable procedures and the applicable procedures of its direct and indirect participants. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. These limitations and requirements may impair the ability to transfer or pledge beneficial interests in a global note.

Payments of principal, premium, if any, and interest under each global note will be made to DTC or its nominee as the registered owner of such global note. We expect that DTC or its nominee, upon receipt of any such payment, will immediately credit DTC participants’ accounts with payments proportional to their respective beneficial interests in the principal amount of the relevant global note as shown on the records of DTC. We also expect that payments by DTC participants to owners of beneficial interests will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants, and none of us, the trustee, the custodian or any paying agent or registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in any global note or for maintaining or reviewing any records relating to such beneficial interests.

DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the Exchange Act. DTC was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, which eliminates the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own the depository. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies, that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The ownership interest and transfer of ownership interests of each beneficial owner or purchaser of each security held by or on behalf of DTC are recorded on the records of the direct and indirect participants.

Clearstream advises that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a registered bank in Luxembourg, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Distributions with respect to interests in the notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures.

Euroclear advises that it was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of Euroclear, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no records of or relationship with persons holding through Euroclear Participants.

Distributions with respect to the notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions.

The information in this section concerning DTC, DTC’s book-entry system, Clearstream and Euroclear has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

Neither we nor the trustee will be liable or responsible for DTC, Euroclear or Clearstream.

Certificated Securities

The trustee will exchange beneficial interests in a global note for one or more certificated securities registered in the name of the owner of the beneficial interest, as identified by DTC, only if:

•	DTC notifies us that it is unwilling or unable to continue as depositary for that global note or ceases to be a clearing agency registered under the Exchange Act and, in either case, we do not appoint a successor depositary within 120 days;

•	we, at our option, notify the trustee that we have elected to cause the issuance of notes in definitive form under the indenture; or

•	an event of default has occurred and is continuing.

Settlement and Payment

We will make payments in respect of notes represented by global securities by wire transfer of immediately available funds to DTC or its nominee as registered owner of the global securities.

We expect the notes will trade in DTC’s Same-Day Funds Settlement System, and DTC will require all permitted secondary market trading activity in the notes to be settled in immediately available funds. We expect that secondary trading in any certificated securities will also be settled in immediately available funds.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

Although DTC has agreed to the above procedures to facilitate transfers of interests in the global securities among DTC participants, DTC is under no obligation to perform or to continue those procedures, and those procedures may be discontinued at any time. None of us, the underwriters or the trustee will have any responsibility for the performance by DTC or its direct or indirect participants of their respective obligations under the rules and procedures governing their operations.

Governing Law

The indenture and the notes will be governed by and construed in accordance with the laws of the State of New York.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax consequences of the purchase, ownership, and disposition of the notes. This summary is generally limited to holders that acquire the notes pursuant to this offering at their initial offering price and hold the notes as “capital assets” (generally, property held for investment) for U.S. federal income tax purposes. This discussion does not describe all of the U.S. federal income tax consequences that may be relevant to a holder in light of its particular circumstances or to holders subject to special rules, including, without limitation, tax-exempt organizations, holders subject to the U.S. federal alternative minimum tax, dealers in securities or currencies, traders in securities that elect the mark-to-market method of accounting, financial institutions, insurance companies, regulated investment companies, real estate investment trusts, certain former citizens or residents of the United States, controlled foreign corporations, passive foreign investment companies, partnerships, S corporations or other pass-through entities, U.S. holders (as defined below) whose functional currency is not the U.S. dollar, and persons that hold the notes in connection with a straddle, hedging, conversion or other risk-reduction transaction.

The U.S. federal income tax consequences set forth below are based upon the Internal Revenue Code of 1986, as amended (the “Code”) and applicable Department of Treasury (“Treasury”) regulations, court decisions, and rulings and pronouncements of the Internal Revenue Service (“IRS”), all as in effect on the date hereof, and all of which are subject to change, or differing interpretations at any time with possible retroactive effect. There can be no assurance that the IRS will not challenge one or more of the tax consequences described herein, and we have not sought any ruling from the IRS with respect to statements made and conclusions reached in this discussion, and there can be no assurance that the IRS will agree with such statements and conclusions.

As used herein, the term “U.S. holder” means a beneficial owner of a note that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust, if a court within the United States is able to exercise primary jurisdiction over its administration and one or more U.S. persons have authority to control all of its substantial decisions, or if the trust has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

As used herein, the term “non-U.S. holder” means a beneficial owner of a note that is neither a U.S. holder nor a partnership or an entity treated as a partnership for U.S. federal income tax purposes.

If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of a note, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A beneficial owner that is a partnership and partners in such a partnership should consult their tax advisors about the U.S. federal income tax consequences of the purchase, ownership and disposition of the notes.

This summary does not address the tax consequences arising under any state, local, or foreign law. Furthermore, this summary does not consider the effect of the U.S. federal estate or gift tax laws or any consequences that may result with respect to these transactions pursuant to the Treasury regulations promulgated under section 385 of the Code.

Investors considering the purchase of the notes should consult their own tax advisors with respect to the application of the U.S. federal income tax laws to their particular situation, as well as any tax consequences arising under the U.S. federal estate or gift tax rules or under the laws of any state, local, or foreign taxing jurisdiction or under any applicable tax treaty.

U.S. Holders

Payments of Interest

Payments of stated interest on a note will be taxable to a U.S. holder as ordinary interest income at the time such payments are accrued or are received (in accordance with the U.S. holder’s regular method of tax accounting).

Original Issue Discount

It is expected that the notes will not be issued with an issue price that is less than their stated principal amount by more than the statutory de minimis amount. As a result, the notes will not be subject to the original issue discount (“OID”) rules. If, however, the stated principal amount of the notes exceeds their issue price by more than the statutory de minimis amount, U.S. holders will be required to include OID as ordinary interest income for U.S. federal income tax purposes as it accrues under a constant yield method, regardless of such U.S. holders’ method of accounting. As a result, U.S. holders may be required to include OID in taxable income prior to the receipt of cash by such U.S. holders.

Sale, Redemption, Exchange or Other Taxable Disposition of Notes

A U.S. holder will generally recognize gain or loss on the sale, redemption, exchange or other taxable disposition of a note in an amount equal to the difference between (i) the proceeds received by the holder in exchange for such note (less an amount attributable to any accrued but unpaid interest, which will be treated as a payment of interest for U.S. federal income tax purposes) and (ii) the U.S. holder’s adjusted tax basis in the note. The proceeds received by a U.S. holder will include the amount of any cash and the fair market value of any other property received for the note. In general, a U.S. holder’s adjusted tax basis in a note will equal the amount paid for the note. Such gain or loss recognized by a U.S. holder on a disposition of a note will be capital gain or loss and will be long-term capital gain or loss if the holder held the note for more than one year. Under current U.S. federal income tax law, net long-term capital gains of non-corporate U.S. holders (including individuals) are eligible for taxation at preferential rates. The deductibility of capital losses is subject to certain limitations. Prospective investors should consult with their own tax advisors concerning these tax law provisions.

Medicare Tax

Certain U.S. holders who are individuals, estates or trusts are subject to an additional 3.8% Medicare tax on a portion or all of the net investment income, which generally includes interest (including interest paid with respect to a note), dividends, annuities, royalties, rents, net gain attributable to the disposition of property not held in a trade or business (including net gain from the sale, redemption, exchange, retirement or other taxable disposition of a note) and certain other income, but will be reduced by any deductions properly allocable to such income or net gain. If you are a U.S. holder that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the notes.

Information Reporting and Backup Withholding

Unless a U.S. holder is an exempt recipient, such as a corporation, payments made with respect to the notes or proceeds from the disposition of the notes may be subject to information reporting and may also be subject to U.S. federal backup withholding at the applicable rate if a U.S. holder fails to comply with applicable U.S. information reporting and certification requirements.

Backup withholding is not an additional tax. Any amount withheld from a payment to you under the backup withholding rules generally will be allowed as a refund or a credit against your U.S. federal income tax liability, provided the required information is furnished timely to the IRS.

Non-U.S. Holders

Payments of Interest

Subject to the discussions below concerning backup withholding and the Foreign Account Tax Compliance Act, interest paid on a note by us or our agent to a non-U.S. holder will qualify for the “portfolio interest exemption” and will not be subject to U.S. federal income tax or withholding tax; provided that such interest income is not effectively connected with a U.S. trade or business of the non-U.S. holder (or, if a tax treaty applies, is not attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. holder within the United States); we or our agent do not have actual knowledge or reason to know that the beneficial owner of the note is a U.S. person; and provided that the non-U.S. holder:

•	does not actually or by attribution own 10% or more of the combined voting power of all classes of our stock entitled to vote;

•	is not a controlled foreign corporation for U.S. federal income tax purposes that is related to us actually or by attribution through stock ownership;

•	is not a bank that acquired the note in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business; and

•	either (a) provides the proper variant of Form W-8 (or a suitable substitute form) signed under penalties of perjury that includes the non-U.S. holder’s name and address, and certifies as to non-U.S. status in compliance with applicable law and regulations; or (b) is a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and provides a statement to us or our agent under penalties of perjury in which it certifies that such a Form W-8 (or a suitable substitute form) has been received by it from the non-U.S. holder or qualifying intermediary and furnishes us or our agent with a copy. The Treasury regulations provide special certification rules for notes held by a foreign partnership and other intermediaries.

If such non-U.S. holder cannot satisfy the requirements described above, payments of interest made to the non-U.S. holder will be subject to the 30% U.S. federal tax withholding unless (i) the interest is effectively connected with a U.S. trade or business of such non-U.S. holder and such non-U.S. holder satisfies the applicable certification requirements (as discussed below) or (ii) such holder provides us with a properly executed variant of IRS Form W-8 claiming an exemption from (or reduction of) withholding under the benefit of a treaty.

If interest on a note is effectively connected with a U.S. trade or business of a non-U.S. holder and, if a tax treaty applies, is attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. holder within the United States, the non-U.S. holder generally will not be subject to withholding if the non-U.S. holder complies with applicable IRS certification requirements (i.e., by delivering a properly executed IRS Form W-8ECI) and generally will be subject to U.S. federal income tax on a net income basis at regular graduated rates in the same manner as if the holder were a U.S. holder. In the case of a non-U.S. holder that is a corporation, such effectively connected income also may be subject to the additional branch profits tax, which generally is imposed on a foreign corporation on the deemed repatriation from the United States of effectively connected earnings and profits at a 30% rate (or such lower rate as may be prescribed by an applicable tax treaty).

Sale, Redemption, Exchange or Other Taxable Disposition of Notes

Subject to the discussions below concerning backup withholding and the Foreign Account Tax Compliance Act, any gain recognized by a non-U.S. holder on the disposition of a note (other than amounts attributable to accrued and unpaid interest, which are treated as described under “—Non-U.S. Holders—Payments of Interest”) generally will not be subject to U.S. federal income tax or withholding, unless:

•	the gain is effectively connected with the conduct of a U.S. trade or business of the non-U.S. holder (and, if required by an applicable tax treaty, the gain is attributable to a permanent establishment or fixed base maintained in the United States by the non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more during the taxable year of that disposition, and certain other conditions are met; or

•	the non-U.S. holder is subject to Code provisions applicable to certain U.S. expatriates.

A non-U.S. holder should consult his or her tax advisor regarding the tax consequences of the disposition of the notes.

Information Reporting and Backup Withholding

Non-U.S. holders may be required to comply with certain certification procedures to establish that the holder is not a U.S. person in order to avoid information reporting and backup withholding with respect to payments on the notes or proceeds from the disposition of the notes. Information returns generally will be filed with the IRS, however, in connection with payments of interest on the notes to non-U.S. holders.

Backup withholding is not an additional tax. Any amount withheld from a payment to you under the backup withholding rules generally will be allowed as a refund or a credit against your U.S. federal income tax liability, provided the required information is furnished timely to the IRS.

Non-U.S. holders should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedures for obtaining such an exemption, if available.

Foreign Account Tax Compliance Act (“FATCA”)

Sections 1471—1474 of the Code (known as FATCA) impose certain due diligence and information reporting requirements, particularly with respect to accounts held through foreign financial institutions. A 30% U.S. federal withholding tax will apply to interest income from debt obligations of U.S. issuers, and, effective for payments made after December 31, 2018, a 30% U.S. withholding tax will apply on the gross proceeds from a disposition of such obligations, in each case, paid to (i) a foreign financial institution (including in certain instances where such institution is acting as an intermediary), unless such institution enters into an agreement with the U.S. Treasury Department to collect and provide to the Treasury Department substantial information regarding U.S. account holders, including certain account holders that are foreign entities with U.S. owners, with such institution or (ii) a foreign entity that is not a financial institution (including, in some cases, where the entity is acting as an intermediary), unless such entity provides the applicable withholding agent with a certification identifying the substantial U.S. owners of the entity, which generally includes any U.S. person who, directly, indirectly or constructively, owns more than 10% of the entity. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes. The United States has entered into (and may enter into more) intergovernmental agreements (“IGAs”) with foreign governments relating to the implementation of, and information sharing under, FATCA and such IGAs may alter the FATCA reporting and withholding requirements.

Application of this withholding tax does not depend on whether the payment otherwise would be exempt from U.S. federal withholding tax under an exemption described under “—Non-U.S. Holders.” In the event that this withholding tax shall be imposed on any payment of interest on, or gross proceeds from the disposition or redemption of, a note, we have no obligation to pay additional amounts as a consequence thereof or to redeem the notes before their stated maturity. Investors are urged to consult with their own tax advisors regarding the possible implications of FATCA on their investment in the notes.

U.S. Tax Reform

Members of Congress and the Trump Administration have expressed an intent to pass legislation to fundamentally reform the tax code. While there can be no assurance regarding the content of any tax legislation, whether it will ultimately be enacted, or when it will become effective, any such legislation could have a significant effect on the treatment of the notes for U.S. federal income tax purposes.

The U.S. federal income tax summary set forth above is included for general information only and may not be applicable depending upon your particular situation. You should consult your own tax advisors with respect to the tax consequences to you of the purchase, ownership and disposition of the notes, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in federal or other tax laws.

UNDERWRITING (CONFLICTS OF INTEREST)

Keefe, Bruyette & Woods, Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. LLC are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in a firm commitment underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the principal amount of notes set forth opposite its name below.

Underwriter	Principal Amount of Notes
Keefe, Bruyette & Woods, Inc.	$
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Morgan Stanley & Co. LLC

Total	$

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the notes sold under the underwriting agreement if any of these notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters and their controlling persons against certain liabilities in connection with this offering, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representatives have advised us that the underwriters propose initially to offer the notes to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at such price less a concession not in excess of % of the principal amount of the notes. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The expenses of the offering, not including the underwriting discount, are estimated at $300,000 and are payable by us.

In addition, we have agreed to pay for the FINRA-related fees and expenses of the underwriters’ legal counsel, not to exceed $30,000.

New Issue of Notes

The notes are a new issue of securities with no established trading market. We intend to apply to list the notes on the NYSE and expect trading in the notes to begin within 30 days of October         , 2017, the original issue date. We have been advised by the underwriters that they presently intend to make a market in the notes should the notes not be approved for listing. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

Option to Purchase Additional Notes

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to an additional $             principal amount of the notes from us at the public offering price less the underwriting discount. The underwriters may exercise such option solely for the purpose of covering overallotments, if any, in connection with this offering. To the extent such option is exercised, each underwriter will be obligated, subject to certain conditions, to purchase an additional principal amount approximately proportionate to such underwriter’s initial purchase commitment.

No Sales of Similar Securities

We have agreed that we will not, for a period of thirty days after the date of this offering memorandum, without first obtaining the prior written consent of the representatives, directly or indirectly, issue, sell, offer to contract or grant any option to sell, pledge, transfer or otherwise dispose of, any debt securities or securities exchangeable for or convertible into debt securities, except for the notes sold to the underwriters pursuant to the underwriting agreement.

Short Positions

In connection with the offering, the underwriters may purchase and sell the notes in the open market. These transactions may include short sales and purchases on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater principal amount of notes than they are required to purchase in the offering. The underwriters must close out any short position by purchasing notes in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Closing

It is expected that the delivery of the securities will be made on or about the closing date specified on the cover page of this prospectus supplement, which will be the 5th business day following the date of the pricing of the securities (this settlement cycle being referred to as “T+5”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the securities on the date hereof or the next two succeeding business days will be required, by virtue of the fact that the securities initially will settle in T+5, to specify alternate settlement arrangements at the time of any such trade to prevent a failed settlement and should consult their own advisor.

Electronic Distribution

In connection with the offering, certain of the underwriters or securities dealers may distribute this prospectus supplement and the accompanying prospectus by electronic means, such as e-mail.

Conflicts of Interest

Keefe, Bruyette & Woods, Inc. (“KBW”), our broker-dealer subsidiary, is a member of the FINRA and will participate in the distribution of the notes. Since we own more than 10% of the common equity of KBW, a “conflict of interest” exists for KBW within the meaning of FINRA Rule 5121(f)(5)(B). Additionally, KBW and one or more of its affiliates, as defined in FINRA Rule 5121, will have a conflict of interest as defined in Rule 5121(f)(5)(c)(ii) due to the receipt of more than 5% of the net offering proceeds. Accordingly, this offering will be conducted pursuant to Rule 5121. In accordance with that rule, no “qualified independent underwriter” is required because the securities offered are investment grade rated or are securities in the same series that have equal rights and obligations as investment grade rated securities. To comply with Rule 5121, KBW will not confirm sales of the securities to any account over which KBW exercises discretionary authority without the prior written approval of the customer.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. An affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated is a co-lender under a $200 million unsecured revolving credit facility and secured, short-term lines of credit available to us. See “Description of Certain Indebtedness” for additional details.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Certain of the underwriters or their affiliates are also acting as underwriters in connection with the concurrent offering.

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area, no offer of notes which are the subject of the offering has been, or will be made to the public in that Member State, other than under the following exemptions under the Prospectus Directive:

A.	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

B.	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the Representatives for any such offer; or

C.	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes referred to in (a) to (c) above shall result in a requirement for the Company or any Representative to publish a prospectus pursuant to Article 3 of the Prospectus Directive, or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person located in a Member State to whom any offer of notes is made or who receives any communication in respect of any offer of ordinary shares, or who initially acquires any notes will be deemed to have represented, warranted, acknowledged and agreed to and with each Representative and the Company that (1) it is a “qualified investor” within the meaning of the law in that Member State implementing Article 2(1)(e) of the Prospectus Directive; and (2) in the case of any notes acquired by it as a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, the notes acquired by it in the offer have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Member State other than qualified investors, as that term is defined in the Prospectus Directive, or in circumstances in which the prior consent of the Representatives has been given to the offer or resale; or where ordinary shares have been acquired by it on behalf of persons in any Member State other than qualified investors, the offer of those ordinary shares to it is not treated under the Prospectus Directive as having been made to such persons.

The Company, the Representatives and their respective affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgments and agreements.

This prospectus supplement has been prepared on the basis that any offer of notes in any Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of notes. Accordingly any person making or intending to make an offer in that Member State of notes which are the subject of the offering contemplated in this prospectus supplement may only do so in circumstances in which no obligation arises for the Company or any of the Representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the Representatives have authorized, nor do they authorize, the making of any offer of notes in circumstances in which an obligation arises for the Company or the Representatives to publish a prospectus for such offer.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (as amended) and includes any relevant implementing measure in each Member State.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

This prospectus supplement is part of a registration statement (File No. 333-219926) we have filed with the SEC under the Securities Act. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and the securities described in this prospectus supplement. The SEC’s rules and regulations allow us to omit certain information included in the registration statement from this prospectus supplement. The registration statement may be inspected by anyone without charge at the SEC’s principal office at 100 F Street, N.E., Washington, D.C. 20549.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these documents at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings are also available over the Internet at the SEC’s website at http://www.sec.gov. The reports and other information we file with the SEC also are available through our website, www.stifel.com. The information contained on our website does not constitute a part of this prospectus supplement or the accompanying prospectus.

The SEC allows “incorporation by reference” into this prospectus supplement of information that we file with the SEC. This permits us to disclose important information to you by referencing these filed documents. Any information referenced this way is considered to be a part of this prospectus supplement and any information filed by us with the SEC subsequent to the date of this prospectus supplement will automatically be deemed to update and supersede this information.

The following documents, which we filed with the SEC, are incorporated by reference into this prospectus supplement:

•	our Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on February 23, 2017 (solely to the extent not superseded by the relevant portions of the Current Report on Form 8-K filed with the SEC on August 11, 2017 and which shall exclude the last sentence of the paragraph in the “Conflicts of Interest” section of the “Plan of Distribution” and any ratings from any of the ratings agencies);

•	our Definitive Proxy Statement for the 2017 Annual Meeting of Shareholders, filed with the SEC on April 26, 2017 (solely to the extent incorporated by reference into Part III of the Company’s Annual Report on Form 10-K for the year ended December 31, 2016);

•	our Quarterly Report on Form 10-Q for the three months ended March 31, 2017, filed with the SEC on May 5, 2017, and our Quarterly Report on Form 10-Q for the three months ended June 30, 2017, filed with the SEC on August 8, 2017 (which shall exclude any ratings from any of the ratings agencies); and

•	our Current Reports on Form 8-K filed with the SEC on January 17, 2017, February 13, 2017, April 21, 2017, June 7, 2017, August 11, 2017 (which shall supersede the relevant portions of the Annual Report on Form 10-K for the year ended December 31, 2016), August 14, 2017 and September 27, 2017 (except, in any such case, the portions furnished and not filed pursuant to Item 2.02, Item 7.01 or otherwise); and

The preceding list supersedes and replaces the documents listed in the accompanying prospectus under the heading “Where You Can Find Additional Information.” Any filings made by us with the SEC in accordance with Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, on or after the date of this prospectus supplement and before the termination of the offering, are also incorporated by reference.

We will provide a copy of the documents we incorporate by reference (other than exhibits attached to those documents, unless such exhibits are specifically incorporated by reference into the information incorporated herein), at no cost, to any person who receives this prospectus. You may request a copy of any or all of these documents, either orally or in writing, by contacting us at the following address and telephone number: Stifel Financial Corp., Attention: Investor Relations, 501 North Broadway, St. Louis, Missouri 63102, (314) 342-2000.

LEGAL MATTERS

Certain legal matters with regard to the notes offered by this prospectus supplement will be passed upon by Bryan Cave LLP, St. Louis, Missouri, counsel to Stifel Financial Corp. The underwriters have been represented by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

EXPERTS

The consolidated financial statements of Stifel Financial Corp. appearing in Stifel Financial Corp.’s Current Report on Form 8-K filed on August 11, 2017 for the year ended December 31, 2016 and the effectiveness of Stifel Financial Corp.’s internal control over financial reporting as of December 31, 2016 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

PROSPECTUS

$500,000,000

STIFEL FINANCIAL CORP.

Common Stock • Preferred Stock • Debt Securities • Warrants

Depositary Shares • Subscription Rights

Purchase Contracts • Purchase Units

We may offer from time to time shares of our common stock, shares of our preferred stock, senior debt securities, subordinated debt securities, warrants, depositary shares, subscription rights, purchase contracts or purchase units covered by this prospectus separately or together in any combination that may include other securities set forth in an accompanying prospectus supplement, for sale directly to purchasers or through underwriters, dealers or agents to be designated at a future time, in one or more transactions, with a maximum aggregate offering price of $500,000,000.

We will provide specific terms of any offering of these securities in supplements to this prospectus. The securities may be offered separately or together in any combination and as separate series. You should read this prospectus and any supplement carefully before you invest in any of our securities.

Our common stock is traded on the New York Stock Exchange, or the NYSE, and the Chicago Stock Exchange, or the CSX, under the symbol “SF.” Unless we state otherwise in a prospectus supplement, we will not list any of the preferred stock, debt securities, warrants, depositary shares, subscription rights, purchase contracts or purchase units on any securities exchange.

Our principal executive offices are located at 501 North Broadway, St. Louis, Missouri, 63102 and our telephone number is (314) 342-2000.

Investing in these securities involves certain risks. See “Risk Factors” beginning on page 6 of this prospectus and in our most recent Annual Report on Form 10-K, which is incorporated herein by reference, as well as in any of our subsequently filed quarterly or current reports that are incorporated herein by reference and in any accompanying prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We may offer and sell these securities on a continuous or delayed basis directly, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. We reserve the sole right to accept, and together with any agents, dealers and underwriters, reserve the right to reject, in whole or in part, any proposed purchase of securities. If any agents, dealers or underwriters are involved in the sale of any securities, the applicable prospectus supplement will set forth any applicable commissions or discounts. Our net proceeds from the sale of securities also will be set forth in the applicable prospectus supplement.

The date of this prospectus is August 17, 2017.

You should rely only on the information contained in or incorporated by reference in this prospectus and any applicable prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front cover of such documents.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, utilizing a “shelf” registration process. Under this shelf process, we may sell up to a total of $500,000,000 of any combination of the securities described in this prospectus and applicable prospectus supplements in one or more offerings. This prospectus provides you with a general description of the securities that we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. Each prospectus supplement may also add, update or change information contained in this prospectus.

Before purchasing any securities, you should carefully read both this prospectus and any applicable prospectus supplement and any free writing prospectus prepared by or on behalf of us, together with additional information described under the heading “Where You Can Find Additional Information.”

Unless the context indicates otherwise, all references in this prospectus to “the Company,” “our company,” “us,” “we” and “our” refer to Stifel Financial Corp. and its wholly-owned subsidiaries, including Stifel Bank & Trust, or Stifel Bank.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an internet site at http://www.sec.gov, from which interested persons can electronically access our SEC filings, including the registration statement and the exhibits and schedules thereto.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and all documents subsequently filed with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act (other than the portions provided pursuant to Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” to the SEC), after the date of the filing of the registration statement to which this prospectus relates and prior to the termination of the offering under this prospectus:

•	our Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on February 23, 2017;

•	our Definitive Proxy Statement for the 2017 Annual Meeting of Shareholders, filed with the SEC on April 26, 2017;

•

our Quarterly Report on Form 10-Q for the three months ended March 31, 2017, filed with the SEC on May 5, 2017, and our Quarterly Report on Form 10-Q for the three months ended June 30, 2017, filed with the SEC on August 8, 2017; and

•

our Current Reports on Form 8-K filed with the SEC on January 17, 2017, February 13, 2017, April 21, 2017, June 7, 2017, August 11, 2017 and August 14, 2017 (except, in any such case, the portions furnished and not filed pursuant to Item 2.02, Item 7.01 or otherwise).

We maintain a website at www.stifel.com where general information about us is available. We are not incorporating the contents of the website into this prospectus.

Upon written or oral request, we will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered a copy of any and all of the documents that have been or may be incorporated by reference in this prospectus. You should direct requests for documents by telephone to (314) 342-2000 or by mail to Stifel Financial Corp., 501 North Broadway, St. Louis, Missouri 63102, attention: Corporate Secretary.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference in it contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Exchange Act that are based upon our current expectations and projections about future events. We intend for these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we are including this statement for purposes of these safe harbor provisions. You can identify these statements from our use of the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect” and similar expressions. These forward-looking statements cover, among other things, statements made about general economic, political, regulatory, and market conditions, the investment banking and brokerage industries, our objectives and results, and also may include our belief regarding the effect of various legal proceedings, management expectations, our liquidity and funding sources, counterparty credit risk, or other similar matters. All statements in this prospectus and the information incorporated by reference in it not dealing with historical results are forward-looking and are based on various assumptions. The forward-looking statements in this prospectus and the information incorporated by reference in it are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by the statements. In addition, our past results of operations do not necessarily indicate our future results. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include:

•	the ability to successfully integrate acquired companies or branch offices and financial advisors;

•	a material adverse change in our financial condition;

•	the risk of borrower, depositor and other customer attrition;

•	a change in general business and economic conditions;

•	changes in the interest rate environment, deposit flows, loan demand, real estate values and competition;

•	changes in accounting principles, policies or guidelines;

•	changes in legislation and regulation;

•	other economic, competitive, governmental, regulatory, geopolitical and technological factors affecting our operations, pricing and services; and

•	the risks and other factors set forth in “Risk Factors” beginning on page 6 of this prospectus.

Forward-looking statements speak only as to the date they are made. We do not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. We disclaim any intent or obligation to update these forward-looking statements except as required by law. You should also carefully review the risk factors and cautionary statements described in the other documents we file from time to time with the SEC, specifically our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K.

THE COMPANY

We are a Delaware corporation and a financial holding company headquartered in St. Louis. We were organized in 1983. Our principal subsidiary is Stifel, Nicolaus & Company, Incorporated, or Stifel, a full-service retail and institutional wealth management and investment banking firm. Stifel is the successor to a partnership founded in 1890. Our other subsidiaries include Century Securities Associates, Inc., an independent contractor broker-dealer firm; Keefe, Bruyette & Woods, Inc. (KBW), Miller Buckfire & Co. LLC, and Eaton Partners, LLC, broker-dealer firms; Stifel Nicolaus Europe Limited, our European subsidiary; Stifel Bank, a retail and commercial bank; Stifel Trust Company, N.A. and Stifel Trust Company Delaware, N.A., our trust companies; and 1919 Investment Counsel, LLC and Ziegler Capital Management, LLC, asset management firms.

With a 126-year operating history, we have built a diversified business serving private clients, institutional investors, and investment banking clients located across the country. Our principal activities are:

•	Private client services, including securities transaction and financial planning services;

•	Institutional equity and fixed income sales, trading and research, and municipal finance;

•	Investment banking services, including mergers and acquisitions, public offerings, and private placements; and

•	Retail and commercial banking, including personal and commercial lending programs.

Our core philosophy is based upon a tradition of trust, understanding, and studied advice. We attract and retain experienced professionals by fostering a culture of entrepreneurial, long-term thinking. We provide our private, institutional, and corporate clients quality, personalized service, with the theory that if we place clients’ needs first, both our clients and our company will prosper. Our unwavering client and employee focus have earned us a reputation as one of the nation’s leading wealth management and investment banking firms.

We have grown our business both organically and through opportunistic acquisitions, including our acquisition of the capital markets business of Legg Mason from Citigroup in 2005; our acquisitions of Ryan Beck & Co., Inc. in February 2007 and FirstService Bank in April 2007; our acquisition of ButlerWick & Co., Inc. in 2008; our acquisition of 56 branches from the UBS Wealth Management Americas branch network in 2009; our acquisition of Thomas Weisel Partners Group, Inc. in July 2010; our acquisition of Stone & Youngberg in October 2011; our merger with KBW in February 2013; our acquisition of the U.S. institutional fixed income sales and trading business and the hiring of the European institutional fixed income sales and trading team from Knight Capital Group in July 2013; our acquisition of Acacia Federal Savings Bank in October 2013; our acquisition of Ziegler Lotsoff Capital Management, LLC in November 2013; our acquisition of De La Rosa & Co. in April 2014; our acquisition of Oriel Securities in July 2014; our acquisition of Legg Mason Investment Counsel & Trust Co., N.A. in November 2014; our acquisition of Merchant Capital, LLC in December 2014; our acquisition of Sterne Agee Group, Inc. in June 2015; our acquisition of Barclays Wealth and Investment Management in December 2015; our acquisition of Eaton Partners, LLC in January 2016; our acquisition of ISM Capital LLP in May 2016; and our acquisition of City Financial Corporation in January 2017. Throughout the course of these integrations, our highly variable cost structure has enabled us to achieve consistent core earnings profitability while growing net revenue for 21 consecutive years.

We primarily operate our business through three segments, Global Wealth Management, Institutional Group and Other. Our Global Wealth Management segment consists of two businesses, the Private Client Group and Stifel Bank. The Private Client Group includes branch offices and independent contractor offices of our broker-dealer subsidiaries located throughout the United States. These branches provide securities brokerage services, including the sale of equities, mutual funds, fixed income products, and insurance, as well as offering banking products to their private clients through Stifel Bank, which provides residential, consumer, and commercial lending, as well as FDIC-insured deposit accounts to customers of our broker-dealer subsidiaries and to the general public.

Our Institutional Group segment includes institutional sales and trading. It provides securities brokerage, trading, and research services to institutions, with an emphasis on the sale of equity and fixed income products. This segment also includes the management of and participation in underwritings for both corporate and public finance (exclusive of sales credits generated through the private client group, which are included in the Global Wealth Management segment), merger and acquisition, and financial advisory services.

The Other segment includes interest income from stock borrow activities, unallocated interest expense, interest income and gains and losses from investments held, compensation expense associated with the expensing of restricted stock awards with no continuing service requirements as a result of acquisitions completed during 2016, amortization of stock-based awards for certain administrative employees, and all unallocated overhead cost associated with the execution of orders; processing of securities transactions; custody of client securities; receipt, identification, and delivery of funds and securities; compliance with regulatory and legal requirements; internal financial accounting and controls; and general administration and acquisition charges.

For the year ended December 31, 2016, Global Wealth Management net revenues increased 13.5% to a record $1.6 billion from $1.4 billion in 2015. For the six months ended June 30, 2017, Global Wealth Management net revenues increased 16.8% to a record $894.7 million from $765.8 million for the comparable period in 2016. For the year ended December 31, 2016, Institutional Group net revenues increased 4.0% to a record $1.0 billion from $975.6 million in 2015. For the six months ended June 30, 2017, Institutional Group net revenues increased 2.3% to $513.6 million from $502.2 million for the comparable period in 2016. For the year ended December 31, 2016, Other net revenues increased 90.3% to $(2.1) million from $(21.3) million in 2015. For the six months ended June 30, 2017, Other net revenues decreased 275.6% to $(7.2) million from $4.1 million for the comparable period in 2016.

Through our broker-dealer subsidiaries, we provide securities-related financial services to customers from the United States and Europe. Our customers include individuals, corporations, municipalities, and institutions. We have customers throughout the United States, with a growing presence in the United Kingdom and Europe. No single client accounts for a material percentage of any segment of our business. Our inventory, which we believe is of modest size and intended to turn over quickly, exists to facilitate order flow and support the investment strategies of our clients. The inventory of securities held to facilitate customer trades and our market-making activities is sensitive to market movements. Furthermore, our balance sheet is highly liquid, without material holdings of securities that are difficult to value or remarket. We believe that our broad platform, fee-based revenues, and strong distribution network position us well to take advantage of current trends within the financial services sector.

RISK FACTORS

An investment in our securities involves risks. We urge you to consider carefully the risks described in the documents incorporated by reference in this prospectus and, if applicable, in any prospectus supplement used in connection with an offering of our securities, before making an investment decision, including those risks identified under “Risk Factors” in Item 1A of Part I in our Annual Report on Form 10-K for the year ended December 31, 2016, which is incorporated by reference in this prospectus and which may be amended, supplemented or superseded from time to time by other reports that we subsequently file with the SEC. Additional risks, including those that relate to any particular securities we offer, may be included in a prospectus supplement or free writing prospectus that we authorize from time to time, or that are incorporated by reference into this prospectus or a prospectus supplement.

Our business, financial condition, results of operations and cash flows could be materially adversely affected by any of these risks. The market or trading price of our securities could decline due to any of these risks. Additional risks not presently known to us or that we currently deem immaterial also may impair our business and operations or cause the price of our securities to decline.

USE OF PROCEEDS

Unless otherwise indicated in a prospectus supplement, we intend to use the net proceeds of any offering of securities sold by us for general corporate purposes.

RATIO OF EARNINGS TO FIXED CHARGES

AND TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table sets forth our consolidated ratio of earnings to fixed charges and our consolidated ratio of earnings to combined fixed charges and preferred stock dividends for the each of the five prior fiscal years and for the six months ended June 30, 2016 and 2017. The ratios presented below should be read together with the consolidated financial statements and the notes accompanying them and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Quarterly Report on Form 10-Q for the period ended June 30, 2017 and our Annual Report on Form 10-K for the year ended December 31, 2016, incorporated by reference into this prospectus. For purposes of the computation of the ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preferred dividends, earnings consist of earnings from continuing operations before income taxes plus fixed charges. Fixed charges consist of interest expense plus the interest component of lease rental expense. Preferred stock dividends are the amount of pre-tax earnings that are required to pay the dividends on outstanding preferred securities.

	Year Ended December 31,					Six Months Ended June 30,
	2012	2013	2014(1)	2015(2)	2016(3)	2016(4)	2017(5)
Ratio of earnings to fixed charges	5.44x	3.59x	5.29x	2.84x	2.38x	2.23x	4.23x
Ratio of earnings to combined fixed charges and preferred stock dividends(6)	5.44x	3.59x	5.29x	2.84x	2.29x	2.23x	3.87x

(1)	For the year ended December 31, 2014, we recorded certain merger-related after-tax expenses of $26.4 million.
(2)	For the year ended December 31, 2015, we recorded certain merger-related after-tax expenses of $56.9 million.
(3)	For the year ended December 31, 2016, we recorded certain merger- and litigation-related after-tax expenses of $108.1 million.
(4)	For the six months ended June 30, 2016, we recorded certain merger-related after-tax expenses of $41.5 million.
(5)	For the six months ended June 30, 2017, we recorded certain merger- and litigation-related after-tax expenses of $17.5 million.
(6)

On July 11, 2016, we completed an underwritten registered public offering of $150 million of 6.25% Non-Cumulative Perpetual Preferred Stock. Accordingly, for all periods other than the year ended December 31, 2016 and the six months ended June 30, 2017, the ratio of earnings to combined fixed charges and preference dividends for the periods presented is the same as the ratio of earnings to fixed charges since we had no outstanding preferred stock and, therefore, no dividend requirements in those periods.

DESCRIPTION OF CAPITAL STOCK

General

Our authorized capital stock consists of 3,000,000 shares of preferred stock, par value $1.00 per share, and 97,000,000 shares of common stock, par value $0.15 per share.

Preferred Stock

As of the date of this prospectus, there were 6,000 shares of preferred stock outstanding. Any number of the remaining authorized and unissued shares of preferred stock may be issued from time to time in one or more series of preferred stock. The designations, the relative preferences and participating, optional and other special rights, and the qualifications, limitations or restrictions of other series, if any, may differ from those of any and all other series, and, pursuant to our certificate of incorporation, our Board of Directors is authorized to fix by resolution or resolutions prior to the issuance of any shares of any series of preferred stock, the designation, preferences, relative, participating, optional and other special rights or the qualifications, limitations or restrictions of such series, including without limiting the generality of the foregoing, the following:

•	the date and time at which, and the terms and conditions on which, dividends on such series of preferred stock shall be paid;

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the right, if any of the holders of shares of such series of preferred stock to vote and the manner of voting, except as may otherwise be provided by the General Corporation Law of the State of Delaware;

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the right, if any, of the holders of shares of such series of preferred stock to convert the same into or exchange the same for other classes of our stock and the terms and conditions for such conversion and exchange;

•	the redemption price or prices and the time at which, and the terms and conditions on which, the shares of such series of preferred stock may be redeemed;

•	the rights of the holders of shares of such series of preferred stock upon the voluntary or involuntary liquidation, distribution, or sale of assets, dissolution or winding up of our company; and

•	the terms of the sinking fund or redemption or purchase account, if any, to be provided for such series of preferred stock.

Subject to the provisions of any series of preferred stock, dividends payable on our common stock in cash or otherwise may be declared and paid on the shares of our common stock from time to time out of any funds or property legally available therefor, and in the event of any such declaration or payment the holders of our common stock shall be entitled, to the exclusion of the holders of the preferred stock, to share therein.

In the event of any liquidation, dissolution or winding up of our company, after distribution and payment in full shall have been made to the holders of the preferred stock in accordance with the terms thereof, the remainder of our assets, if any, shall be distributed pro rata among the holders of our common stock.

Except as otherwise provided in any prospectus supplement, all shares of the same series of preferred stock will be identical with each other share of said stock. The shares of different series may differ, including as to rank, as may be provided in our certificate of incorporation, or as may be fixed by our board of directors as described above. We may from time to time amend our certificate of incorporation to increase or decrease the number of authorized shares of preferred stock. Unless otherwise provided in any prospectus supplement, all shares of preferred stock will be fully paid and non-assessable.

The material terms of any series of preferred stock being offered by us will be described in the prospectus supplement relating to that series of preferred stock. That prospectus supplement may not restate the amendment to our certificate of incorporation or the board resolution that establishes a particular series of preferred stock in its entirety. We urge you to read that amendment or board resolution because it, and not the description in the prospectus supplement, will define your rights as a holder of preferred stock. Any certificate of amendment to our certificate of incorporation or board resolution will be filed with the Secretary of State of the State of Delaware and with the SEC.

Redemption. All shares of any series of preferred stock will be redeemable to the extent set forth in the applicable prospectus supplement.

Conversion or Exchange. Shares of any series of preferred stock will be convertible into or exchangeable for shares of common stock or preferred stock or debt securities to the extent set forth in the applicable prospectus supplement.

Preemptive Rights. No holder of shares of any series of preferred stock will have any preemptive or preferential rights to subscribe to or purchase shares of any class or series of stock, now or hereafter authorized, or any securities convertible into, or warrants or other evidences of optional rights to purchase or subscribe to, shares of any series, now or hereafter authorized.

Voting Rights. Except as indicated in the applicable prospectus supplement, the holders of preferred stock will be entitled to one vote for each share of preferred stock held by them on all matters properly presented to shareholders. Except as indicated in the applicable prospectus supplement, the holders of common stock and the holders of all series of preferred stock will vote together as one class, except as otherwise provided by law and except as set forth below.

Common Stock

The following is a summary of the material terms and rights associated with our common stock and certain provisions of our certificate of incorporation and bylaws. Since the terms of our certificate of incorporation and bylaws, and Delaware corporate law, are more detailed than the general information provided below, you should only rely on the actual provisions of those documents and Delaware law for a complete statement of the terms and rights of our common stock. If you would like to read those documents, they are on file with the SEC, as described under the heading “Where You Can Find Additional Information.”

As of August 1, 2017, there were 68,309,855 shares of common stock outstanding that were held of record by approximately 24,300 stockholders. The holders of common stock, subject to the provisions of our bylaws and the General Corporation Law of the State of Delaware relating to the fixing of a record date, are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Our stockholders do not have cumulative voting rights in the election of directors. Accordingly, holders of a majority of the shares voting are able to elect all of the directors. Subject to the provisions of any series of preferred stock, dividends payable on our common stock in cash or otherwise may be declared and paid on the shares of our common stock from time to time out of any funds or property legally available therefor, and in the event of any such declaration or payment the holders of our common stock shall be entitled, to the exclusion of the holders of the preferred stock, to share therein. In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in all of our assets remaining after we pay our liabilities and distribute the liquidation preference of any then outstanding preferred stock. Holders of common stock have no preemptive or other subscription or conversion rights. There are no redemption or sinking fund provisions applicable to the common stock.

Computershare Trust Company, N.A. is the transfer agent and registrar for our common stock. Our common stock is listed on the NYSE and the CSX under the symbol “SF.”

Certain Effects of Authorized but Unissued Stock

We may issue additional shares of common stock or preferred stock without stockholder approval, subject to applicable rules of the NYSE and the CSX, for a variety of corporate purposes, including raising additional capital, corporate acquisitions and employee benefit plans. The existence of unissued and unreserved common and preferred stock may enable us to issue shares to persons who are friendly to current management, which could discourage an attempt to obtain control of our company through a merger, tender offer, proxy contest, or otherwise, and protect the continuity of management and possibly deprive you of opportunities to sell your shares at prices higher than the prevailing market prices. We could also use additional shares to dilute the stock ownership of persons seeking to obtain control of our company.

DESCRIPTION OF DEBT SECURITIES

This section describes some of the general terms of the debt securities that we may issue, either separately or upon exercise of a warrant. Each prospectus supplement will describe the particular terms of the debt securities we are offering under that supplement. Each prospectus supplement will also indicate the extent, if any, to which such general provisions may not apply to the particular debt securities we are offering under that supplement. When we refer to a prospectus supplement we are also referring to any applicable pricing supplement or any applicable free writing prospectus.

We will issue the debt securities under one or more indentures that will be entered into between us and a trustee that will be a qualified trustee under the Trust Indenture Act of 1939. We will file any such indenture with the SEC and will summarize the material provisions thereof in a prospectus supplement. We urge you to read any such indenture and the debt securities because they, and not this or any subsequently-filed description, define your rights as holders of the debt securities.

The debt securities will be our unsecured obligations. The debt securities may be referred to as debentures, notes or other unsecured evidences of indebtedness. We may issue the debt securities at various times in different series, each of which may have different terms.

The prospectus supplement relating to the particular series of debt securities we are offering will include the following information concerning those debt securities:

•	the title of the debt securities;

•	any limit on the amount of such debt securities that we may offer;

•	the price at which we are offering the debt securities. We will usually express the price as a percentage of the principal amount;

•	the amortization schedule, maturity date or retirement of the debt securities;

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the interest rate per annum on the debt securities. We may specify a fixed rate or a variable rate, or we may offer debt securities that do not bear interest but are sold at a substantial discount from the amount payable at maturity. We may also specify how the rate or rates on the debt securities will be determined and the basis upon which interest will be calculated if other than that of a 360-day year of twelve 30-day months;

•	the date from which interest on the debt securities will accrue or how the dates will be determined;

•	the dates on which we will pay interest and the regular record dates for determining which holders are entitled to receive the interest;

•	the dates, if any, on which or after which, and the prices and other terms at which, we are required to redeem the debt securities or have the option to redeem the debt securities;

•	the circumstances, if any, under which we may be obligated to make an offer to repurchase the debt securities upon the occurrence of a change in control;

•	any provisions, if any, with respect to amortization, sinking funds or retirement;

•	any limitations, if any, on our right to defease our obligations under the debt securities by depositing cash or securities;

•	the amount that we would be required to pay if the maturity of the debt securities is accelerated, if that amount is other than the principal amount;

•	any additional restrictive covenants or other material terms relating to the debt securities;

•	the terms, if any, upon which the debt securities may be converted into or exchanged for common stock, preferred stock or debt securities;

•	any additional events of default that will apply to the debt securities;

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the currency or currencies, if other than the currency of the United States, in which principal and interest will be paid. If the currency will be determined under an index, the details concerning such index; and

•	other material terms of the debt securities.

DESCRIPTION OF WARRANTS

We may issue warrants, stock appreciation rights or other rights (collectively, “warrants”) to purchase debt or equity securities. We may issue warrants independently or as part of a unit with other securities. Warrants sold with other securities as a unit may be attached to or separate from the other securities. We will issue warrants under warrant agreements to be entered into between us and a warrant agent that we will name in the applicable prospectus supplement or other offering material.

The prospectus supplement or other offering material relating to any warrants we are offering will include specific terms relating to the offering, including a description of any other securities sold together with the warrants. These terms will include some or all of the following:

•	the title of the warrants;

•	the aggregate number of warrants offered;

•	the price or prices at which the warrants will be issued;

•	the currency or currencies, including composite currencies, in which the prices of the warrants may be payable;

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the designation, number and terms of the debt securities, common stock, preferred stock or other securities or rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies or indices, purchasable upon exercise of the warrants and procedures by which those numbers may be adjusted;

•	the exercise price of the warrants and the currency or currencies, including composite currencies, in which such price is payable;

•	the dates or periods during which the warrants are exercisable;

•	the designation and terms of any securities with which the warrants are issued as a unit;

•	if the warrants are issued as a unit with another security, the date on and after which the warrants and the other security will be separately transferable;

•	any minimum or maximum amount of warrants that may be exercised at any one time;

•	any terms relating to the modification of the warrants; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the transferability, exchange, exercise or redemption of the warrants.

Warrants issued for securities other than our common stock or preferred stock or debt securities will not be exercisable until at least one year from the date of sale of the warrant.

The applicable prospectus supplement or other offering material will describe the specific terms of any warrant units.

DESCRIPTION OF DEPOSITARY SHARES

General

We may offer fractional shares of preferred stock, rather than full shares of preferred stock. If we do so, we may issue receipts for depositary shares that each represent a fraction of a share of a particular series of preferred stock. The prospectus supplement will indicate that fraction. The shares of preferred stock represented by depositary shares will be deposited under a depositary agreement between us and a bank depositary. The phrase “bank depositary” means a bank or trust company that meets certain requirements and is selected by us. Each owner of a depositary share will be entitled to all the rights and preferences of the preferred stock represented by the depositary share. The depositary shares will be evidenced by depositary receipts issued pursuant to the depositary agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock in accordance with the terms of the offering.

We have summarized some common provisions of a depositary agreement and the related depositary receipts. The forms of the depositary agreement and the depositary receipts relating to any particular issue of depositary shares will be filed with the SEC each time we issue depositary shares, and you should read those documents for provisions that may be important to you.

Dividends and Other Distributions

If we pay a cash distribution or dividend on a series of preferred stock represented by depositary shares, the bank depositary will distribute such dividends to the record holders of such depositary shares. If the distributions are in property other than cash, the bank depositary will distribute the property to the record holders of the depositary shares. However, if the bank depositary determines that it is not feasible to make the distribution of property, the bank depositary may, with our approval, sell such property and distribute the net proceeds from such sale to the record holders of the depositary shares.

Redemption of Depositary Shares

If we redeem a series of preferred stock represented by depositary shares, the bank depositary will redeem the depositary shares from the proceeds received by the bank depositary in connection with the redemption. The redemption price per depositary share will equal the applicable fraction of the redemption price per share of the preferred stock. If fewer than all the depositary shares are redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as the bank depositary may determine.

Voting the Preferred Stock

Upon receipt of notice of any meeting at which the holders of the preferred stock represented by depositary shares are entitled to vote, the bank depositary will mail the notice to the record holders of the depositary shares relating to such preferred stock. Each record holder of these depositary shares on the record date (which will be the same date as the record date for the preferred stock) may instruct the bank depositary as to how to vote the preferred stock represented by such holder’s depositary shares. The bank depositary will endeavor, insofar as practicable, to vote the amount of the preferred stock represented by such depositary shares in accordance with such instructions, and we will take all action which the bank depositary deems necessary in order to enable the bank depositary to do so. The bank depositary will abstain from voting shares of the preferred stock to the extent it does not receive specific instructions from the holders of depositary shares representing such preferred stock.

Amendment and Termination of the Depositary Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the depositary agreement may be amended by agreement between the bank depositary and us. However, any amendment that materially and adversely alters the rights of the holders of depositary shares will not be effective unless such amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The depositary agreement may be terminated by the bank depositary or us only if (1) all outstanding depositary shares have been redeemed or (2) there has been a final distribution in respect of the preferred stock in connection with any liquidation, dissolution, or winding up of us and such distribution has been distributed to the holders of depositary shares.

Charges of Bank Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the bank depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary shares will pay other transfer and other taxes and governmental charges and any other charges, including a fee for the withdrawal of shares of preferred stock upon surrender of depositary receipts, as are expressly provided in the depositary agreement to be payable by such holders.

Withdrawal of Preferred Stock

Except as may be provided otherwise in the applicable prospectus supplement, upon surrender of depositary receipts at the principal office of the bank depositary, subject to the terms of the depositary agreement, the owner of the depositary shares may demand delivery of the number of whole shares of preferred stock and all money and other property, if any, represented by those depositary shares. Partial shares of preferred stock will not be issued. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the bank depositary will deliver to such holder at the same time a new depositary receipt evidencing the excess number of depositary shares. Holders of preferred stock thus withdrawn may not thereafter deposit those shares under the depositary agreement or receive depositary receipts evidencing depositary shares therefor.

Miscellaneous

The bank depositary will forward to holders of depositary shares all reports and communications from us that are delivered to the bank depositary and that we are required to furnish to the holders of the preferred stock.

Neither the bank depositary nor we will be liable if we are prevented or delayed by law or any circumstance beyond its control in performing its obligations under the depositary agreement. The obligations of the bank depositary and us under the depositary agreement will be limited to performance in good faith of their respective duties under the depositary agreement, and we will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. We may rely upon written advice of counsel or accountants, or upon information provided by persons presenting preferred stock for deposit, holders of depositary shares or other persons believed to be competent and on documents believed to be genuine.

Resignation and Removal of Bank Depositary

The bank depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the bank depositary. Any such resignation or removal will take effect upon the appointment of a successor bank depositary and its acceptance of such appointment. The successor bank depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company meeting the requirements of the depositary agreement.

DESCRIPTION OF SUBSCRIPTION RIGHTS

We may issue subscription rights to purchase our debt securities, common stock, preferred stock, warrants, depositary shares or other securities. These subscription rights may be issued independently or together with any other security offered hereby and may or may not be transferable by the stockholder receiving the subscription rights in such offering. In connection with any offering of subscription rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed for after such offering.

The applicable prospectus supplement will describe the specific terms of any offering of subscription rights for which this prospectus is being delivered, including the following:

•	the price, if any, for the subscription rights;

•	the exercise price payable for each share of our common stock or preferred stock or for warrants, depositary shares debt securities or other securities upon the exercise of the subscription rights;

•	the number of subscription rights issued to each stockholder;

•	the number and terms of each share of our common stock or preferred stock or for warrants, depositary shares debt securities or other securities which may be purchased per each subscription right;

•	the extent to which the subscription rights are transferable;

•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the subscription rights or the exercise price of the subscription rights;

•	any other terms of the subscription rights, including the terms, procedures and limitations relating to the exchange and exercise of the subscription rights;

•	the date on which the right to exercise the subscription rights shall commence, and the date on which the subscription rights shall expire;

•	the extent to which the subscription rights may include an over-subscription privilege with respect to unsubscribed securities; and

•	if applicable, the material terms of any standby underwriting or purchase arrangement entered into by us in connection with the offering of subscription rights.

The description in the applicable prospectus supplement of any subscription rights we offer will not necessarily be complete and is subject to, and will be qualified in its entirety by reference to, the applicable subscription rights agreement and subscription rights certificate, which will be filed with the SEC in connection with any offering of subscription rights.

DESCRIPTION OF PURCHASE CONTRACTS AND PURCHASE UNITS

We may issue purchase contracts, including contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified number or amount of shares of common stock or preferred stock or debt securities, warrants, depositary shares or other securities at a future date or dates, which we refer to in this prospectus as “purchase contracts.” The price per share of the securities and the number of shares or other amount of the securities may be fixed at the time the purchase contracts are issued or may be determined by reference to a specific formula set forth in the purchase contracts. The purchase contracts may be issued separately or as part of units consisting of a purchase contract, common stock, preferred stock, warrants, debt securities or depositary shares, which we refer to in this prospectus as “purchase units.” The purchase contracts may require holders to secure their obligations under the purchase contracts in a specified manner. The purchase contracts also may require us to make periodic payments to the holders of the purchase units or vice versa, and those payments may be unsecured or refunded on some basis.

The purchase contracts, and, if applicable, collateral or depositary arrangements, relating to the purchase contracts or purchase units, will be filed with the SEC in connection with the offering of purchase contracts or purchase units. The prospectus supplement relating to a particular issue of purchase contracts or purchase units will describe the terms of those purchase contracts or purchase units, including the following:

•	if applicable, a discussion of material United States federal income tax considerations; and

•	any other information we think is important about the purchase contracts or the purchase units.

PLAN OF DISTRIBUTION

General

We may sell the securities covered by this prospectus in one or more of the following ways from time to time, including without limitation:

•	to or through underwriters for resale to the purchasers, which underwriters may act directly or through a syndicate represented by one or more managing underwriters;

•	directly to one or more purchasers, through a specific bidding, auction or other process;

•	through agents or dealers;

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through a block trade in which the broker or dealer engaged to handle the block trade will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	in exchange for outstanding indebtedness; or

•	through a combination of any of these methods of sale.

A prospectus supplement with respect to each series of securities will state the terms of the offering of the securities, including:

•	the terms of the offering;

•	the name or names of any underwriters or agents and the amounts of securities underwritten or purchased by each of them, if any;

•	the public offering price or purchase price of the securities and the net proceeds to be received by us from the sale;

•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any delayed delivery arrangements;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange on which the securities may be listed.

If we use underwriters or dealers in the sale, the securities will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions, including:

•	privately negotiated transactions;

•	at a fixed public offering price or prices, which may be changed;

•	in “at the market offerings” within the meaning of Rule 415(a)(4) of the Securities Act;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

We may directly solicit offers to purchase securities, or agents may be designated to solicit such offers. We will, in the prospectus supplement relating to such offering, name any agent that could be viewed as an underwriter under the Securities Act and describe any commissions that we must pay. Any such agent will be acting on a best efforts basis for the period of its appointment or, if indicated in the applicable prospectus supplement, on a firm commitment basis. Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

If any underwriters or agents are utilized in the sale of the securities in respect of which this prospectus is delivered, we will enter into an underwriting agreement or other agreement with them at the time of sale to them, and we will set forth in the prospectus supplement relating to such offering the names of the underwriters or agents and the terms of the related agreement with them.

If a dealer is utilized in the sale of the securities in respect of which the prospectus is delivered, we will sell such securities to the dealer, as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale.

Remarketing firms, agents, underwriters and dealers may be entitled under agreements which they may enter into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

Market-Making, Stabilization and Other Transactions

In order to facilitate the offering of the securities, any underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the securities or any other securities the prices of which may be used to determine payments on such securities. Specifically, any underwriters may overallot in connection with the offering, creating a short position for their own accounts. In addition, to cover overallotments or to stabilize the price of the securities or of any such other securities, the underwriters may bid for, and purchase, the securities or any such other securities in the open market. Finally, in any offering of the securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. Any such underwriters are not required to engage in these activities and may end any of these activities at any time.

There is currently no market for any of the offered securities, other than the common stock which is listed on the NYSE and the CSX. If the offered securities are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities and other factors. While it is possible that an underwriter could inform us that it intends to make a market in the offered securities, such underwriter would not be obligated to do so, and any such market-making could be discontinued at any time without notice. Therefore, no assurance can be given as to whether an active trading market will develop for the offered securities. We have no current plans for listing of any of the preferred stock, debt securities, warrants, depositary shares, subscription rights, purchase contracts or purchase units on any securities exchange; any such listing with respect to any particular security will be described in the applicable prospectus supplement or pricing supplement, as the case may be.

Conflicts of Interest

KBW, our broker-dealer subsidiary, and Stifel, our investment banking subsidiary, are members of FINRA and may participate in distributions of the offered securities. Since we own more than 10% of the common equity of KBW and Stifel, a “conflict of interest” will exist for KBW and/or Stifel within the meaning of FINRA Rule 5121(f)(5)(B) if they participate in any offering of the offered securities. Additionally, KBW and/or Stifel and one or more of their respective affiliates, as defined in FINRA Rule 5121, will have a conflict of interest as defined in Rule 5121(f)(5)(C)(ii) to the extent they receive more than 5% of the net proceeds of any offering of the offered securities. Accordingly, offerings of the offered securities in which KBW or Stifel participates will be conducted pursuant to Rule 5121. To comply with Rule 5121, KBW or Stifel, as applicable, will not confirm sales of the offered securities to any account over which KBW or Stifel, as applicable, exercises discretionary authority without the prior written approval of the customer. In addition, pursuant to Rule 5121, a “qualified independent underwriter” (as defined in Rule 5121) must participate in the preparation of the prospectus supplement with respect to the offering and must exercise the usual standards of due diligence with respect thereto.

LEGAL MATTERS

In connection with particular offerings of our securities in the future, and unless otherwise indicated in the applicable prospectus supplement, the validity of such securities will be passed upon for Stifel Financial Corp. by Bryan Cave LLP, St. Louis, Missouri.

EXPERTS

The consolidated financial statements of Stifel Financial Corp. appearing in Stifel Financial Corp.’s Current Report on Form 8-K filed on August 11, 2017 for the year ended December 31, 2016 and the effectiveness of Stifel Financial Corp.’s internal control over financial reporting as of December 31, 2016 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

$

    % Senior Notes due October 2047

PROSPECTUS SUPPLEMENT

Joint Book-running Managers

Keefe, Bruyette & Woods	BofA Merrill Lynch	Morgan Stanley

                                    A Stifel Company

September     , 2017